AGREEMENT AND PLAN OF REORGANIZATION

                                by and between

                             TERRA NETWORKS, S.A.

                                      and

                                  LYCOS, INC.

                           Dated as of May 16, 2000


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                               TABLE OF CONTENTS

                                                                          Page

                     AGREEMENT AND PLAN OF REORGANIZATION

                                   ARTICLE I

                          THE REINCORPORATION MERGER

1.1     The Reincorporation Merger......................................     1
1.2     Reincorporation Effective Time..................................     2
1.3     Effects of the Reincorporation Merger...........................     2
1.4     Conversion of Lycos Common Stock................................     2
1.5     Options.........................................................     2
1.6     Articles of Incorporation.......................................     3
1.7     ByLaws..........................................................     3
1.8     Tax and Accounting Consequences.................................     3
1.9     Board of Directors; Management..................................     3

                                  ARTICLE II

                              THE SHARE EXCHANGE

2.1     The Share Exchange..............................................     3
2.2     Exchange Effective Time.........................................     4
2.3     Effects of the Share Exchange...................................     4
2.4     Conversion of Lycos Virginia Common Stock.......................     4
2.5     Terra Capital Stock.............................................     5
2.6     Options.........................................................     5
2.7     Tax and Accounting Consequences.................................     6

                                  ARTICLE III

                              EXCHANGE OF SHARES

3.1     Terra to Make Shares Available..................................     6
3.2     Exchange of Shares..............................................     6

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF LYCOS

4.1     Corporate Organization..........................................     8
4.2     Capitalization..................................................     9
4.3     Authority; No Violation.........................................    10
4.4     Consents and Approvals..........................................    11
4.5     SEC Reports and Financial Statements............................    11
4.6     Broker's Fees...................................................    12
4.7     Absence of Certain Changes or Events............................    13


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4.8     Legal Proceedings...............................................    13
4.9     Taxes and Tax Returns...........................................    13
4.10    Employees.......................................................    14
4.11    Compliance with Applicable Law..................................    16
4.12    Certain Contracts...............................................    16
4.13    Environmental Liability.........................................    17
4.14    State Takeover Laws.............................................    17
4.15    Intellectual Property; Proprietary Rights; Employee Restrictions    17
4.16    Insurance.......................................................    19
4.17    Opinions........................................................    19
4.18    Lycos Information...............................................    19

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

                                   OF TERRA

5.1     Corporate Organization..........................................    19
5.2     Capitalization..................................................    20
5.3     Authority; No Violation.........................................    21
5.4     Consents and Approvals..........................................    22
5.5     SEC Reports and Financial Statements............................    22
5.6     Broker's Fees...................................................    23
5.7     Absence of Certain Changes or Events............................    23
5.8     Legal Proceedings...............................................    24
5.9     Taxes and Tax Returns...........................................    24
5.10    Employees.......................................................    25
5.11    Compliance with Applicable Law..................................    25
5.12    Certain Contracts...............................................    25
5.13    Environmental Liability.........................................    26
5.14    Intellectual Property; Proprietary Rights; Employee Restrictions    27
5.15    Insurance.......................................................    28
5.16    Opinions........................................................    28
5.17    Terra Information...............................................    28
5.18    Telefonica Ownership............................................    29

                                  ARTICLE VI

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1     Conduct of Businesses Prior to the Effective Time...............    29
6.2     Lycos Forbearances..............................................    29
6.3     Terra Forbearances..............................................    31
6.4     Taxes...........................................................    32


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                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

7.1     Regulatory Matters..............................................    32
7.2     Access to Information...........................................    33
7.3     Shareholder and Terra Board Approvals...........................    34
7.4     Affiliates......................................................    35
7.5     Stock Exchange Listing..........................................    35
7.6     Employee Benefit Plans..........................................    35
7.7     Indemnification; Directors' and Officers' Insurance.............    36
7.8     Additional Agreements...........................................    36
7.9     Advice of Changes...............................................    37
7.10    Exemption from Liability Under Section 16(b)....................    37
7.11    Reasonable Best Efforts.........................................    37
7.12    Acquisition Proposals...........................................    37
7.13    Board of Directors..............................................    88
7.14    Capital Increase................................................    38
7.15    Transfer Taxes..................................................    39
7.16    Lycos Virginia..................................................    39
7.17    Employee Stock Purchase Plan....................................    39
7.18    State Takeover Laws.............................................    39

                                 ARTICLE VIII

                             CONDITIONS PRECEDENT

8.1     Conditions to Each Party's Obligation to Effect the
          Reincorporation Merger and the Share Exchange.................    39
8.2     Conditions to Obligations of Lycos..............................    41
8.3     Conditions to Obligations of Terra..............................    41

                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

9.1     Termination.....................................................    42
9.2     Effect of Termination...........................................    43
9.3     Amendment.......................................................    44
9.4     Extension; Waiver...............................................    44

                                   ARTICLE X

                              GENERAL PROVISIONS

10.1    Closing.........................................................    45
10.2    Nonsurvival of Representations, Warranties and Agreements.......    45
10.3    Expenses........................................................    45
10.4    Notices.........................................................    45
10.5    Interpretation..................................................    47


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10.6    Counterparts....................................................    47
10.7    Entire Agreement................................................    47
10.8    Governing Law...................................................    47
10.9    Publicity.......................................................    47
10.10   Assignment; Third Party Beneficiaries...........................    47
10.11   Submission to Jurisdiction; Waivers; Consent to Service of
          Process.......................................................    47
10.12   Enforcement of Agreement........................................    48
10.13   Waiver of Jury Trial............................................    48



Exhibit 6.5 - Form of Affiliate Letter Addressed to Terra

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                            INDEX OF DEFINED TERMS

                                          Section                   Page No.

Acquisition Proposal................      7.12                        38
Agreement...........................      Recitals                     1
Authorized Agent....................      10.11(c)                    48
Board Reports.......................      7.1(b)                      32
CERCLA..............................      4.13                        17
Closing.............................      10.1                        45
Closing Date........................      10.1                        40
Code................................      Recitals                    1
Commercial Registry.................      2.3                         4
Confidentiality Agreement...........      7.2(b)                      34
Depositary..........................      3.1                         6
Depositary Agreement................      2.4                         5
DGCL................................      1.1                         1
ERISA...............................      4.10(a)                     15
ESPP................................      7.17                        39
Exchange Act........................      4.5(b)                      12
Exchange Agent......................      3.1                         6
Exchange Effective Time.............      2.2                         4
Exchange Fund.......................      3.1                         6
Exchange Ratio......................      2.4                         4
F-4.................................      4.4                         11
Governmental Entity.................      4.4                         11


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HSR Act.............................      4.4                         11
IRS.................................      4.9(a)                      14
Liens...............................      4.2(b)                      6
Lycos...............................      Recitals                    1
Lycos 1999 10-K.....................      4.5(b)                      12
Lycos Benefit Plans.................      4.10(a)                     15
Lycos Board.........................      Recitals                    1
Lycos Capital Stock.................      4.2(a)                      9
Lycos Common Certificate............      1.4(b)                      2
Lycos Common Stock..................      1.4(a)                      2
Lycos Contract......................      4.12(a)                     17
Lycos Disclosure Schedule...........      4.1                         8
Lycos DRIP..........................      4.2(a)                      19
Lycos Employees.....................      7.6(a)                      35
Lycos ERISA Affiliate...............      4.10(a)                     15
Lycos ESPP..........................      4.2(a)                      16
Lycos Insiders......................      7.10                        37
Lycos Preferred Stock...............      4.2(a)                      9
Lycos Rights........................      4.2(a)                      9
Lycos SEC Reports...................      4.5(a)                      12
Lycos Stock Plans...................      4.2(a)                      10
Lycos Stockholder Approval..........      4.3(a)                      10
Lycos Stockholder Meeting...........      7.3(a)                      34


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Lycos Virginia......................      Recitals                    1
Lycos Virginia Articles.............      1.6                         3
Lycos Virginia By-Laws..............      1.7                         3
Lycos Virginia Certificate..........      2.1                         4
Lycos Virginia Common Certificates..      1.4(b)                      2
Lycos Virginia Common Stock.........      1.4(a)                      2
Material Adverse Effect.............      4.1(a)                      9
New Benefit Plans...................      7.6(a)                      31
Nasdaq..............................      5.4                         22
NSEC................................      5.4                         22
Prospectus..........................      5.4                         22
Proxy Statement.....................      4.4                         11
Reincorporation Effective Time......      1.2                         2
Reincorporation Merger..............      Recitals                    1
Representatives.....................      7.12                        34
Requisite Regulatory Approvals......      8.1(c)                      35
Restraints..........................      8.1(e)                      40
SCL.................................      2.1                         4
SCME................................      2.4(a)                      4
Section 16 Information..............      7.10                        37
Securities Act......................      4.5(a)                      12
Share Exchange......................      Recitals                    1
Shareholder Transfer Tax............      7.15                        35


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Spanish GAAP........................      5.5(b)                      23
Subsidiary..........................      4.1(a)                      9
Surviving Corporation...............      1.1                         1
Tax.................................      4.9(c)                      14
Taxes...............................      4.9(c)                      14
Termination Fee.....................      9.2(b)                      38
Terra...............................      Recitals                    1
Terra ADSs..........................      2.4                         4
Terra Articles......................      5.1(a)                      20
Terra Average Price.................      2.4(a)                      4
Terra Board.........................      Recitals                    1
Terra By-Laws.......................      5.1(a                       20
Terra Capital Stock.................      5.2(a)                      20
Terra Common Stock..................      1.4(a)                      2
Terra Contract......................      5.12(a)                     26
Terra Disclosure Schedule...........      Article V                   19
Terra Employment Benefit Plans......      5.10                        25
Terra Registration Statement........      5.5(b)                      23
Terra Rights........................      5.2(a)                      20
Terra Rights Agreement..............      1.4(a)                      3
Terra SEC Reports...................      5.5(a)                      22
Terra Shareholder Approval..........      5.3(c)                      34
Terra Shares........................      5.2(a)                      20


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Terra Stock Plans...................      5.2(a)                      20
Transfer Tax........................      7.15                        39
VSCA................................     Recitals                      1


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


                     AGREEMENT AND PLAN OF REORGANIZATION

          AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 16, 2000 (this "Agreement"), by and between Terra Networks, S.A., a company organized under the laws of the Kingdom of Spain ("Terra"), and Lycos, Inc., a Delaware corporation ("Lycos").

                             W I T N E S S E T H :

          WHEREAS, the Boards of Directors of each of Terra (the "Terra Board") and Lycos (the "Lycos Board") have approved the strategic business combination transaction provided for herein in which Lycos will, subject to the terms and conditions set forth herein, merge with and into a newly formed, wholly owned subsidiary of Lycos incorporated in Virginia ("Lycos Virginia"), with Lycos Virginia surviving such merger (the "Reincorporation Merger"), which shall be immediately followed by a statutory share exchange pursuant to the Virginia Stock Corporation Act (the "VSCA") such that Lycos will become a wholly owned subsidiary of Terra (the "Share Exchange" and, together with the Reincorporation Merger, the "Reorganization");

          WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, each of the Reincorporation Merger and the Share Exchange shall constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code;

          WHEREAS, for U.S. federal income tax purposes, it is intended that the Share Exchange result in no gain recognition to the shareholders of Lycos Virginia pursuant to Section 367(a) of the Code; and

          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Reorganization and also to prescribe certain conditions to the Reorganization;

          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                  ARTICLE I

                          THE REINCORPORATION MERGER

          1.1 The Reincorporation Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of Delaware (the "DGCL") and the VSCA, at the Reincorporation Effective Time (as defined in Section 1.2), Lycos shall merge with and into Lycos Virginia. Lycos Virginia shall be the surviving corporation (the "Surviving Corporation") in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of Lycos shall terminate.

          1.2 Reincorporation Effective Time. The Reincorporation Merger shall become effective in accordance with the Plan of Merger set forth in Annex B hereto on the Closing Date (as defined in Section 10.1) at the time that is specified in the certificate of merger relating to the Reincorporation Merger issued by the Virginia State Corporation Commission (the "Reincorporation Effective Time").

          1.3 Effects of the Reincorporation Merger. At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in the DGCL and the VSCA.

          1.4 Conversion of Lycos Common Stock. (a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of Lycos, Lycos Virginia or any holder of common stock, par value $0.01 per share, of Lycos ("Lycos Common Stock"), each share of Lycos Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Lycos Virginia ("Lycos Virginia Common Stock").

          (b) All of the shares of Lycos Common Stock converted into shares of Lycos Virginia Common Stock pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares ("Lycos Common Certificate") shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Lycos Virginia Common Stock into which such shares of Lycos Common Stock represented by such Lycos Common Certificate have been converted pursuant to Section 1.4(a) (such certificates following the Reincorporation Merger, the "Lycos Virginia Common Certificates").

          1.5 Options. Lycos and Lycos Virginia shall take all requisite action such that, at the Reincorporation Effective Time, each option granted by Lycos to purchase shares of Lycos Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Lycos Common Stock and shall be converted automatically into an option to purchase a number of shares of Lycos Virginia Common Stock equal to the number of shares of Lycos Common Stock subject to such option immediately prior to the Reincorporation Effective Time at an exercise price per share of Lycos Virginia Common Stock equal to the exercise price per share of Lycos Common Stock in effect immediately prior to the Reincorporation Effective Time and otherwise subject to the terms of the Lycos Stock Plans (as defined in Section 4.2) under which such options were issued and the agreements evidencing grants thereunder (including accelerated vesting provisions under such agreements evidencing grants thereunder or under any employment agreements between employees of Lycos and Lycos). The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to Lycos shall be deemed to be references to Lycos Virginia. Notwithstanding anything to the contrary herein, each option granted by Lycos to a non-employee director prior to the Reincorporation Effective Time shall be fully vested, to the extent not already vested, as of the Reincorporation Effective Time.

          1.6 Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Articles of Incorporation of Lycos Virginia (the "Lycos Virginia Articles") in effect immediately prior to the Reincorporation Merger shall be shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law (it being understood and agreed that the Lycos Virginia Articles shall be substantially consistent with the Restated Certificate of Incorporation of Lycos as in effect immediately prior to the Reincorporation Effective Time with such changes as are required by the VSCA and otherwise as proposed by Terra and not reasonably objected to by Lycos). The Lycos Virginia Articles shall provide that authorization of a share exchange pursuant to Section 13.1-718 of the VSCA shall require the approval of a majority of all of the votes entitled to be cast on such matter by holders of Lycos Virginia Common Stock.

          1.7 ByLaws. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Bylaws of Lycos Virginia (the "Lycos Virginia By-Laws") in effect immediately prior to the Reincorporation Merger shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law (it being understood and agreed that the Lycos Virginia By-Laws shall be substantially consistent with the Restated By-Laws of Lycos as in effect immediately prior to the Reincorporation Effective Time with such changes as are required by the VSCA and otherwise as proposed by Terra and not reasonably objected to by Lycos).

          1.8 Tax and Accounting Consequences. It is intended that the Reincorporation Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

          1.9       Board of Directors; Management. The directors and officers of Lycos immediately prior to the Reincorporation Effective Time shall be the directors and officers of Lycos Virginia, each to hold office in accordance with the Lycos Virginia Articles until their respective successors are duly elected or appointed and qualified.


                                  ARTICLE II

                              THE SHARE EXCHANGE

          2.1 The Share Exchange. Subject to the terms and conditions of this Agreement, in accordance with the VSCA and the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anonimas) (the "SCL"), at the Exchange Effective Time, pursuant to the provisions of Section 13.1-172 of the VSCA, Lycos Virginia shall become a wholly owned subsidiary of Terra through the exchange of each outstanding Tiger Share (as defined in Section 5.2) (such shares to be issued in the form of Terra ADSs (as defined in Section 2.4) except as otherwise provided in Section 2.4) determined in accordance with
Section 2.4(a). The separate corporate existence of each of Lycos Virginia and Terra shall continue following the Share Exchange.

          2.2 Exchange Effective Time. The Share Exchange shall become effective (the "Exchange Effective Time") in accordance with the Plan of Share Exchange set forth in Annex A hereto on the Closing Date at the time that is specified in the certificate of share exchange relating to the Share Exchange issued by the Virginia State Corporation Commission and that Terra receives the Lycos Virginia Certificate in exchange for the Terra Shares being issued pursuant to Section 2.3(a). As used in this Agreement, "Lycos Virginia Certificate" shall mean the certificate representing the shares of Lycos Virginia Common Stock being received by Terra pursuant to the terms hereof.

          2.3 Effects of the Share Exchange. At and after the Exchange Effective Time, the Share Exchange shall have the effects set forth in the VSCA. The Share Exchange shall be effected in accordance with Articles 153(a) and 155 of the SCL by the Terra Board's execution of the approval of the shareholders of Terra to increase the share capital of Terra against a contribution in kind (Aumento con aportaciones no dinerarias) and shall be registered pursuant to the Deed of Capital Increase with the Commercial Registry (Registro Mercantil) for the Province of Madrid (the "Commercial Registry"). The Deed of Capital Increase shall be delivered to the Settlement and Clearing System, for the new shares to be registered in the name of the Depositary (as defined below), and to the Spanish Stock Exchange, for the admission authorization of the Terra Shares to be listed.

          2.4       Conversion of Lycos Virginia Common Stock. Subject to
Section 3.2(e), at the Exchange Effective Time, by virtue of the Share Exchange and without any action on the part of Lycos Virginia or any holder of Lycos Virginia Common Stock, each share of Lycos Virginia Common Stock issued and outstanding immediately prior to the Exchange Effective Time shall be exchanged for that number of shares of Terra Capital Stock (as defined in Section 5.2) determined by dividing (i) $97.55 by (ii) the average closing price (rounded to the nearest thousandth of a dollar, or if there shall not be a nearest thousandth, the next higher thousandth) of Terra Shares (the "Terra Average Price") on the Continuous Market Exchange (Systema de Interconexion Bursatil-Mercado Continuo) (the "SCME") for the ten full SCME trading days ending on the tenth SCME trading day prior to the Closing Date (excluding the Closing Date), each closing price expressed in U.S. dollars using the noon buying rate of Euro for U.S. dollars as reported by the U.S. Federal Reserve as of each day on which such average closing price is measured (such quotient, as it may be adjusted as provided herein, the "Exchange Ratio"); provided, however, that if the Terra Average Price is equal to or greater than $68.06, the Exchange Ratio shall be 1.433, and if the Terra Average Price is equal to or less than $45.37, the Exchange Ratio as shall be 2.150. The Terra Shares to be issued in exchange for the shares of Lycos Virginia Common Stock exchanged hereunder shall be registered in the name of the Depositary by the Settlement and Clearing System and then delivered (x) in the form of American depositary shares representing Terra Shares ("Terra ADSs"), and such Terra ADSs shall be issued in accordance with the Depositary Agreement, dated as of November 15, 1999, by and between Terra, Citibank, N.A., as depositary, and the holders of Terra ADSs (as such agreement may be amended to deposit the Terra Shares being issued pursuant hereto and to deliver the Terra ADSs being delivered hereto) or a depositary agreement to be entered into after the date of this Agreement in form and substance not reasonably objected to by Lycos (the "Depositary Agreement") or (y) if and to the extent elected by any holder in the manner provided in Section 3.2(b), in the form of Terra Shares, in account entry form, rather than Terra ADSs. Following the Exchange Effective Time, each Lycos Virginia Common Certificate exchanged for Terra Shares pursuant to this
Section 2.4 shall cease to represent shares of Lycos Virginia Common Stock and shall thereafter represent only the right to receive (i) a receipt issued in accordance with the Depositary Agreement representing the number of whole Terra ADSs or such number of Terra Shares in account entry form and (ii) cash in lieu of fractional

Terra ADSs or Terra Shares, in each case, into which the shares of Lycos Virginia Common Stock represented by such Lycos Virginia Common Certificate have been converted pursuant to this Section 2.4 and Section 3.2(e), respectively. Certificates previously representing shares of Lycos Virginia Common Stock shall be exchanged for receipts representing whole Terra ADSs or Terra Shares in account entry form and cash in lieu of fractional Terra ADSs Terra Shares issued and paid in consideration therefor upon the surrender of such Lycos Virginia Common Certificates in accordance with Section 3.2, without any interest thereon. If, prior to the Exchange Effective Time, the outstanding shares of Terra Capital Stock, Lycos Common Stock or Lycos Virginia Common Stock shall have been changed into or exchanged for a different number or kind of shares or securities as a result of a merger, consolidation or other business combination, of a reorganization, recapitalization or reclassification, or of a stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide to the stockholders of Lycos the same economic effect, including any premiums, as contemplated by this Agreement prior to such event.

          2.5 Terra Capital Stock. At and after the Effective Time, each share of Terra Capital Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of Terra Capital Stock and shall not be affected by the Share Exchange.

          2.6 Options. (a) At the Exchange Effective Time, each option granted by Lycos Virginia to purchase shares of Lycos Virginia Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Lycos Virginia Common Stock and shall be converted automatically into an option to purchase Terra ADSs in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Lycos Stock Plans and the agreements evidencing grants thereunder):

          (b) The number of Terra ADSs to be subject to the new option shall be equal to the product of the number of shares of Lycos Virginia Common Stock subject to the original option and the Exchange Ratio, provided that any fractional Terra ADS resulting from such multiplication shall be rounded to the nearest whole share; and

          (c) The exercise price per Terra ADS under the new option shall be equal to the exercise price per share of Lycos Virginia Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

          (d) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with
Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Lycos or Lycos Virginia shall be deemed to be references to Terra.

          2.7 Tax and Accounting Consequences. It is intended that the Share Exchange shall constitute a "reorganization" within the meaning of
Section 368(a) of the Code and not result in gain recognition to the shareholders of Lycos Virginia pursuant to Section 367(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

                                 ARTICLE III

                              EXCHANGE OF SHARES

          3.1 Terra to Make Shares Available. Promptly following the Exchange Effective Time, Terra shall provide (i) to Citibank, N.A., as depositary (or to such other depositary as Terra may select and which shall not be reasonably objected to by Lycos) (the "Depositary"), the Terra Shares being issued in the form of Terra ADSs in accordance with this Article III and cash in lieu of any fractional Terra Shares, and the Depositary shall deposit with a bank or trust company appointed by Lycos (which shall pay all fees of such bank or trust company) and not reasonably objected to by Terra (the "Exchange Agent"), for the benefit of the holders of Lycos Virginia Common Certificates, for exchange in accordance with this Article III, receipts representing the Terra ADSs, and cash in lieu of any fractional Terra ADSs and
(ii) to the Exchange Agent, the Terra Shares being issued in account entry form in accordance with this Article III and cash in lieu of any fractional Terra Shares, for the benefit of the holders of Lycos Virginia Common Certificates, for exchange in accordance with this Article III, the Terra Shares in account entry form and cash in lieu of any fractional Terra Shares (such cash, receipts for Terra ADSs and Terra Shares in account entry form, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), to be issued pursuant to
Section 2.3 and paid pursuant to Section 3.2(a) in exchange for outstanding shares of Lycos Virginia Common Stock.

          3.2 Exchange of Shares. (a) As soon as practicable after the Exchange Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Lycos Virginia Common Certificates (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Lycos Virginia Common Certificates shall pass, only upon delivery of the Lycos Virginia Common Certificates to the Exchange Agent), and which letter of transmittal shall include a form of election by which each such holder may elect to receive all or any part of the Terra ADSs to which such holder is entitled in the form of Terra Shares in account entry form, rather than in the form of Terra ADSs (such Terra Shares or Terra ADSs to be received by a holder pursuant to this Agreement being referred to as "Terra Stock") and (ii) instructions for use in effecting the surrender of the Lycos Virginia Common Certificates i exchange for receipts representing the Terra ADSs or Terra Shares in account entry form and any cash in lieu of fractional shares into which the shares of Lycos Virginia Common Stock represented by such Lycos Virginia Common Certificate or Lycos Virginia Common Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Lycos Virginia Common Certificate or Lycos Virginia Common Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Lycos Virginia Common Certificate or Lycos Virginia Common Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a receipt representing that number of whole Terra ADSs or Terra Shares in account entry form to which such holder of Lycos Virginia Common Stock shall have become entitled pursuant to the provisions of Article II and (ii) a check representing the amount of any cash in lieu of fractional shares that suc holder has the right to receive in respect of the Lycos Virginia Common Certificate or Lycos Virginia Common Certificates surrendered pursuant to the provisions of this Article III. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Upon proper surrender of a Lycos Virginia Common Certificate or Lycos Virginia Common Certificates for exchange and cancellation to the Exchange Agent, the Exchange Agent shall contribute such certificates to Terra for Terra's Board of Directors to execute the Capital Increase against such contribution in kind. The Deed of Capital Increase shall be registered pursuant to the Deed of Capital Increase with the Commercial Registry and delivered to the Settlement and Clearing System, for the new shares to be registered in the name of the Exchange Agent who will then issue Terra Stock.

          (b) No dividends or other distributions declared with respect to Terra Stock shall be paid to the holder of any unsurrendered Lycos Virginia Common Certificate until the holder thereof shall surrender such Lycos Virginia Common Certificate in accordance with this Article III. After the surrender of a Lycos Virginia Common Certificate in accordance with this
Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to Terra Stock represented by such Certificate.

          (c) If any receipt representing Terra ADSs or Terra Shares in account entry form are to be issued in a name other than that in which the Lycos Virginia Common Certificate or Lycos Virginia Common Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Lycos Virginia Common Certificate or Lycos Virginia Common Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a receipt representing Terra ADSs or Terra Shares in account entry form in any name other than that of the registered holder of the Lycos Virginia Common Certificate or Lycos Virginia Common Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Lycos Virginia of the shares of Lycos Virginia Common Stock that were issued and outstanding immediately prior to the Exchange Effective Time. If, after the Exchange Effective Time, Lycos Virginia Common Certificate are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for receipts representing Terra ADSs or Terra Shares in account entry form as provided in this Article III.

          (e) Notwithstanding anything to the contrary contained herein, no receipts or scrip representing fractional Terra ADS or Terra Shares in account entry form shall be issued upon the surrender for exchange of Lycos Virginia Common Certificates, no dividend or distribution with respect to Terra Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Terra. In lieu of the issuance of any such fractional share, Terra shall pay to each former shareholder of Lycos Virginia who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the Terra Average Price by (ii) the fraction of a Terra ADS or Terra Share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled to receive pursuant to Section 2.3.

          (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Lycos Virginia for 12 months after the Exchange Effective Time shall be paid to Terra. Any former shareholders of Lycos Virginia who have not theretofore complied with this

Article III shall thereafter look only to Terra for payment of the Terra Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Terra Stock deliverable in respect of each share of Lycos Virginia Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Lycos, Lycos Virginia, Terra, the Exchange Agent or any other person shall be liable to any former holder of shares of Lycos Virginia Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) In the event any Lycos Virginia Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Lycos Virginia Common Certificate to be lost, stolen or destroyed and, if reasonably required by Terra, the posting by such person of a bond in such amount as Terra may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Lycos Virginia Common Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Lycos Virginia Common Certificate the receipt representing Terra ADSs or Terra Shares in account entry form as provided pursuant to this Agreement and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.


                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF LYCOS

          Except as disclosed in the Lycos disclosure schedule delivered to Terra concurrently herewith (the "Lycos Disclosure Schedule"), Lycos hereby represents and warrants to Terra as follows:

          4.1 Corporate Organization. (a) Lycos is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Lycos has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (as defined below) on Lycos. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Lycos, Terra or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or
(ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any change, event, occurrence, condition or effect relating to (a) the United States, Spanish or global economy or securities markets in general, (b) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof or (c) such party's industry in general and not specifically relating to Lycos or Terra, as the case may be, or its respective Subsidiaries (as defined below). As used in this Agreement, the word "Subsidiary," when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Lycos Certificate and the Lycos By-Laws, in each case, as in effect as of the date of this Agreement, have previously been made available by Lycos to Terra.

          (b) Each Lycos Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Lycos and
(iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

          4.2 Capitalization. (a) The authorized capital stock of Lycos consists of (i) 300,000,000 shares of Lycos Common Stock, of which, as of May 15, 2000, 112,192,815 shares were issued and outstanding and 2,024,799 shares were held in treasury, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the "Lycos Preferred Stock" and together with the Lycos Common Stock, the "Lycos Capital Stock"), of which no shares are issued or outstanding as of the date of this Agreement. All of the issued and outstanding shares of Lycos Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as described in this Section 4.2(a) and except pursuant to the terms of options issued pursuant to the Lycos Stock Plans (as defined below), Lycos does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Lycos Capital Stock or any other equity securities of Lycos or any securities representing the right to purchase or otherwise receive any shares of Lycos Capital Stock (collectively, the "Lycos Rights"). As of the date of this Agreement Lycos had outstanding warrants providing for the issuance of 18,000 shares of Lycos Common Stock. As of May 15, 2000, no shares of Lycos Capital Stock were reserved for issuance, except for 913,595 shares of Lycos Common Stock reserved for issuance in connection with the Lycos, Inc. 1996 Employee Stock Purchase Plan (the "Lycos ESPP") and 14,514,427 shares of Lycos Common Stock reserved for issuance upon the exercise of stock options pursuant to the Lycos, Inc. 1995 Stock Option Plan, Lycos, Inc. 1996 Stock Option Plan, Lycos, Inc. 2000 Stock Option Plan, Lycos, Inc. 1996 Non-Employee Director Stock Option Plan, 1995 Tripod Stock Option Plan, 1995 WiseWire Stock Option Plan, 1996 WiseWire Stock Option Plan or 1995 WhoWhere? Stock Option Plan (the "Lycos Stock Plans"). From May 15, 2000 to and including the date of this Agreement, Lycos has not issued any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock. As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Lycos having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of Lycos may vote. There are no voting, sale, transfer or other similar agreements to which Lycos is a party with respect to the Lycos Capital Stock or any other securities of Lycos that are convertible into or exchangeable or exercisable for shares of the Lycos Capital Stock. In any event, the maximum number of shares of Lycos Virginia Common Stock that will be outstanding (on a fully diluted basis) at the Exchange Effective Time shall be not more than 158,568,703.

          (b) As of the date of this Agreement, Lycos owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity ownership interests of each of the Lycos Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares and equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Lycos Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. There are no voting, sale, transfer or other similar agreements to which any Lycos Subsidiary is a party with respect to its capital stock or any other securities of it that are convertible or exchangeable into or exercisable for shares of the capital stock of any Lycos Subsidiary. Section 4.2(b) of the Lycos Disclosure Schedule sets forth a list as of the date of this Agreement of all material investments of Lycos in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries.

          4.3 Authority; No Violation. (a) Lycos has full corporate power and authority to execute and deliver this Agreement and upon receipt of the Lycos Stockholder Approval (as defined below) will have full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by unanimous vote of the Board of Directors of Lycos. The Board of Directors of Lycos has directed that this Agreement and the transactions contemplated hereby be submitted to Lycos's stockholders for adoption at a special meeting of such stockholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Lycos Common Stock (the "Lycos Stockholder Approval"), no other corporate proceedings on the part of Lycos are necessary to approve this Agreement and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Lycos and (assuming due authorization, execution and delivery by Terra) constitutes a valid and binding obligation of Lycos, enforceable against Lycos in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Lycos nor the consummation by Lycos of the transactions contemplated hereby, nor compliance by Lycos with any of the terms or provisions hereof, will (i) violate any provision of the Lycos Certificate or Lycos By-Laws or any provision of any comparable organizational documents of any Lycos Subsidiary
(ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Lycos, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Lycos or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Lycos or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos.

          4.4 Consents and Approvals. Except for (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of any applicable waiting period and the filing of a notification with the European Commission under Council Regulation (EEC) No. 4064/89 or similar antitrust filings or notifications in other jurisdictions, as applicable, (ii) the filing with the Securities and Exchange Commission (the "SEC") of the proxy statement (the "Proxy Statement") in definitive form relating to the special meeting of Lycos's stockholders to be held in connection with this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the registration statement of Terra on Form F-4 (the "F-4") in which the Proxy Statement will be included as a prospectus of Terra, and any filings required under applicable state securities or "blue sky" laws,
(iii) the filing of the certificate of merger and other appropriate merger documents as required by the DGCL and the filing of the articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA and the issuance by the Virginia State Corporation Commission of the certificate of merger and certificate of exchange pursuant to the VSCA and (iv) the Lycos Stockholder Approval, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "Governmental Entity"), or of or with any third party, are necessary in connection with the execution and delivery by Lycos of this Agreement and the consummation by Lycos of the transactions contemplated hereby and compliance by Lycos with any of the provisions hereof other than those the failure of which to obtain or make have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

          4.5       SEC Reports and Financial Statements.

          (a) Lycos and its subsidiaries have filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC since August 1, 1998 (as amended since the time of their filing and prior to the date of this Agreement, collectively, the "Lycos SEC Reports") and has heretofore made available to Terra complete and correct copies of all such forms, reports, schedules, registration statements, and proxy statements. As of their respective dates, the Lycos SEC Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder (the "Exchange Act"), or the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder (the "Securities Act") applicable, as the case may be, to such Lycos SEC Reports, and none of the Lycos SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) Lycos has previously made available to Terra copies of the consolidated balance sheet of Lycos and its Subsidiaries as of July 31, for each of the fiscal years 1997, 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1997 through 1999, inclusive, as reported in Lycos's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 (the "Lycos 1999 10-K") filed with the SEC under the Exchange Act in each case accompanied by the audit report of KPMG LLP, independent public accountants with respect to Lycos. The July 31, 1999 consolidated balance sheet of Lycos (including the related notes, where applicable) included in the Lycos 1999 10-K fairly presents in all material respects the consolidated financial position of Lycos and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.5(b) (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and cash flows of Lycos and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Except as fully reflected or reserved against in the July 31, 1999 consolidated balance sheet of Lycos (including the related notes, where applicable) included in the Lycos 1999 10-K, since July 31, 1999 through to and including the date of this Agreement, neither Lycos nor any of its subsidiaries has incurred any liabilities or obligations of any nature whatsoever (absolute, accrued, fixed, contingent or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance sheet and which have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos. The books and records of Lycos and its Subsidiaries have been, and are being, maintained in all material respects in accordance with U.S. GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          4.6 Broker's Fees. Neither Lycos nor any Lycos Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except Credit Suisse First Boston, whose fees and expenses will be paid by Lycos.

          4.7 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Lycos SEC Reports filed prior to the date hereof, since July 31, 1999, no event or events have occurred that have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

          (b) Except as publicly disclosed in Lycos SEC Reports filed prior to the date hereof, from July 31, 1999 to the date of this Agreement, Lycos and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

          (c) From July 31, 1999 to the date of this Agreement, neither Lycos nor any of its Subsidiaries has (i) except for normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of July 31, 1999, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case, other than the customary year-end bonuses for fiscal 1998 and 1999 in amounts consistent with past practice and other than agreements expressly contemplated by or permitted under this Agreement, (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee, in each case, other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Lycos Stock Plans and other than grants expressly contemplated by or permitted under this Agreement or (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

          4.8 Legal Proceedings. (a) Except as publicly disclosed in Lycos SEC Reports filed prior to the date hereof, as of the date of this Agreement, neither Lycos nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Lycos's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Lycos or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lycos.

          (b) As of the date of this Agreement, there is no injunction, order, judgment, decree or regulatory restriction imposed upon Lycos, any of its Subsidiaries or the assets of Lycos or any of its Subsidiaries that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos or the Surviving Corporation.

          4.9 Taxes and Tax Returns. (a) Each of Lycos and its Subsidiaries has duly filed all U.S. federal, state, local, and foreign information returns and Tax returns required to be filed by it on or prior to the date of this Agreement and has duly paid or made provisions for the payment of all Taxes which have been incurred by it or are due from it to U.S. federal, state, local, and foreign taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than (i) Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, Tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Lycos. The federal income Tax returns of Lycos and its Subsidiaries are being examined by the Internal Revenue Service (the "IRS") for the fiscal years ended on July 31, 1996, 1997 and 1998 and no liabilities with respect to deficiencies are reasonably expected to be asserted as a result of such examination other than deficiencies that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos. To Lycos's knowledge, there are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon Lycos or any of its Subsidiaries for which Lycos does not have adequate reserves other than disputes, claims, assessments or inadequacies that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

          (b) Except for actions expressly contemplated by Articles I, II, III and VII of this Agreement, neither Lycos nor any of its Subsidiaries has taken or agreed to take any action, or intends or plans to take any action or knows of any agreement, plan or intention to take any action that is reasonably likely to (i) prevent either of the Reincorporation Merger and the Share Exchange from constituting a reorganization described in Section 368(a) of the Code or (ii) result in gain recognition to the shareholders of Lycos Virginia pursuant to Section 367(a) of the Code.

          (c) As used in this Agreement, the term "Tax" or "Taxes" means all Spanish, U.S. federal, state, province, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Lycos or any of its Subsidiaries under any contract, plan, program, arrangement or understanding in effect prior to the Exchange Effective Time would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Lycos.

          4.10 Employees. (a) The Lycos Disclosure Schedule sets forth a true and complete list of each material employee or director benefit or compensation plan, arrangement or agreement, and all material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, as of the date of this Agreement (the "Lycos Benefit Plans") by Lycos, any of its Subsidiaries or by any trade or business, whether or not incorporated (a "Lycos ERISA Affiliate"), all of which together with Lycos would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (b) Lycos has heretofore made available to Terra true and complete copies of each of the Lycos Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Lycos Benefit Plan (if applicable) for each of the last two years, (ii) the most recent annual report (Form 5500 Series) and accompanying schedule and
(iii) the most recent determination letter from the IRS (if applicable) for such Lycos Benefit Plan.

          (c) Except as have not or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Lycos, (i) each of the Lycos Benefit Plans has been operated and administered in all respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Lycos Benefit Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code is so qualified and is listed on the Lycos Disclosure Schedule, and there are no existing circumstances or any events that have occurred that are reasonably likely to adversely affect the qualified status of any such Lycos Benefit Plan, (iii) with respect to each Lycos Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Lycos Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Lycos Benefit Plan's actuary with respect to such Lycos Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Lycos Benefit Plan allocable to such accrued benefits, (iv) no Lycos Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Lycos or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Lycos or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Lycos, its Subsidiaries or any Lycos ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Lycos, its Subsidiaries or any Lycos ERISA Affiliate of incurring a liability thereunder, (vi) no Lycos Benefit Plan is or was a "multiemployer plan" (as such term is defined in Section 3(37) and Section 4001(a)(3) of ERISA) or a "multiple employer plan" (as such term is defined in Section 4063 of ERISA), (vii) all contributions or other amounts payable by Lycos or its Subsidiaries as of the Reincorporation Effective Time with respect to each Lycos Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with U.S. GAAP and Section 412 of the Code, (viii) none of Lycos, its Subsidiaries or, to the knowledge of Lycos, any other person, including any fiduciary, has engaged in a transaction in connection with which Lycos, its Subsidiaries or any Lycos Benefit Plan is reasonably likely to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Lycos there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Lycos Benefit Plans or any trusts related thereto and (ix) each Lycos Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either unfunded or is funded through an insurance company contract and is not a "welfare benefit fund" as defined in Section 419 of the Code.

          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) except as set forth in a report prepared by Ernst & Young LLP, which has been provided to Terra prior to the date hereof, result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Lycos or any of its affiliates from Lycos or any of its affiliates under any Lycos Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Lycos Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

          (e) Except as have not or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Lycos, all Lycos Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          4.11 Compliance with Applicable Law. Except as publicly disclosed in Lycos SEC Reports filed prior to the date hereof, Lycos and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Lycos or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

          4.12 Certain Contracts. (a) As of the date of this Agreement, neither Lycos nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral)
(i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice,
(ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Terra, Lycos, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Lycos SEC Reports,
(iv) which materially restricts the conduct of any line of business by Lycos or upon consummation of the Reincorporation Merger will materially restrict the business of the Surviving Corporation or Terra, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Lycos has previously made available to Terra true and correct copies of all employment and deferred compensation agreements in effect as of the date of this Agreement which are in writing and to which Lycos or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.12(a), whether or not set forth in the Lycos Disclosure Schedule, is referred to herein as a "Lycos Contract," and neither Lycos nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

          (b) (i) As of the Date of this Agreement, each Lycos Contract is valid and binding on Lycos or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Lycos and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Lycos Contract, except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Lycos or any of its Subsidiaries under any such Lycos Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lycos.

          4.13 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Lycos of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or threatened against Lycos, which liability or obligation, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Lycos. To the knowledge of Lycos, there is no reasonable basis for any such proceeding, claim action or governmental investigation that would impose any liability or obligation that could reasonably be expecte to have, either individually or in the aggregate, a Material Adverse Effect on Lycos. Lycos is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos.

          4.14 State Takeover Laws. The Board of Directors of Lycos has approved the transactions contemplated by this Agreement for purposes of
Section 203 of the DGCL such that the restrictions contained in Section 203 of the DGCL will not apply to this Agreement or any of the transactions contemplated hereby.

          4.15 Intellectual Property; Proprietary Rights; Employee Restrictions. (a) All Intellectual Property Rights used by Lycos or its Subsidiaries in their respective businesses are owned by Lycos or such Subsidiaries by operation of law, have been validly assigned to Lycos or such Subsidiaries or Lycos otherwise has the right to use such Intellectual Property Rights in its business as currently conducted except for such failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lycos. Lycos or one of its Subsidiaries has exclusive ownership of or a license to use all Intellectual Property Rights used by Lycos or its Subsidiaries in Lycos's business as presently conducted, including all other registered Intellectual Property Rights used in connection with or contained in all versions of Lycos's World Wide Web sites and all licenses, assignments and releases of Intellectual Property Rights of others without which Lycos or its Subsidiaries could not offer the services they currently offer or has obtained any licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in its services, except, for such failures as, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos. The present business activities or products of Lycos do not infringe any Intellectual Property Rights of others, except as have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos. To its knowledge, as of the date of this Agreement Lycos has not received any notice or other claim from any person asserting that any of Lycos's present activities infringe or may infringe any Intellectual Property Rights of such person, except for such notices or claims which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lycos.

          (b) Except as have not had and would not reasonably be expected to have a Material Adverse Effect on Lycos, (i) Lycos has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for its services or its business as presently conducted or contemplated; (ii) Lycos has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of Lycos or its Subsidiaries involved in the design, review, evaluation or development of products or Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of Lycos's trade secrets and other confidential information and to vest in Lycos exclusive ownership of such Intellectual Property Rights;
(iv) to the knowledge of Lycos, all trade secrets and other confidential information of Lycos are not part of the public domain or knowledge, nor, to the knowledge of Lycos, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for Lycos; (v) to the knowledge of Lycos, no employee or consultant of Lycos or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for Lycos or any such Subsidiary.

          (c) To the knowledge of Lycos, no university, government agency (whether federal or state) or other organization sponsored research and development conducted by Lycos or any of its Subsidiaries or has any claim of right to or ownership of or other encumbrance upon any of the Intellectual Property Rights of Lycos, except for such claims or other encumbrances that would not reasonably be expected to have a Material Adverse Effect on Lycos. Lycos is not aware of any infringement by others of its copyrights or other Intellectual Proprietary Rights in any of its technology or services, or any violation of the confidentiality of any of its proprietary information, except for such infringement and violations that would not reasonably be expected to have a Material Adverse Effect on Lycos. To Lycos's knowledge, Lycos is not making unlawful use of any confidential information or trade secrets of any past or present employees of Lycos or any of its Subsidiaries, except for such use that would not reasonably be expected to have a Material Adverse Effect on Lycos, except for such infringement and violations that would not reasonably be expected to have a Material Adverse Effect on Lycos. For the purposes of this Section 4.15, and except where the context otherwise requires, Intellectual Property Rights also includes any and all intellectual property rights, licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials created by Lycos or its Subsidiaries, inventions, trade dress, logos and designs.

          4.16 Insurance. Lycos and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies and their subsidiaries comparable in size and operations to Lycos and its Subsidiaries which are engaged in Lycos's industry.

          4.17 Opinions. Prior to the execution of this Agreement, Lycos has received an opinion from Credit Suisse First Boston to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of Lycos from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

          4.18 Lycos Information. The information relating to Lycos and its Subsidiaries that is provided by Lycos or its representatives for inclusion in the Proxy Statement, the F-4, the Prospectus and any supplements thereto and any circulars or documents issued to shareholders, employees or debenture holders of Terra or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Terra or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES

                                   OF TERRA

          Except as set forth in the disclosure schedule delivered by Terra to Lycos concurrently herewith (the "Terra Disclosure Schedule"), Terra hereby represents and warrants to Lycos as follows:

          5.1 Corporate Organization. (a) Terra is a corporation duly organized, validly existing and in good standing under the laws of the Kingdom of Spain. Terra has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra. True and complete copies of the Articles of Incorporation of Terra (escritura de constitucion) (the "Terra Articles") and the Revised Bylaws of Terra (estatutos) (the "Terra By-Laws"), in each case, as in effect as of the date of this Agreement, have previously been made available by Terra to Lycos.

          (b) Each Terra Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have or would reasonably be expected to have a Material Adverse Effect on Terra, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

          5.2 Capitalization. (a) As of May 15, 2000, the authorized share capital of Terra consists solely of 560,000,000 Euros represented by 280,500,000 ordinary shares ("Terra Shares" or "Terra Capital Stock"). All of the issued and outstanding shares of Terra Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Except as provided by the SCL, no shares of Terra Capital Stock are entitled to preemptive rights, and assuming adoption of the resolution regarding preemptive rights referred to in Section 5.3, such preemptive rights do not apply to the transactions contemplated hereby. As of the date of this Agreement, except as described in this Section 4.2(a) and except pursuant to the terms of options issued pursuant to the Terra Employee Stock Option Plan (the "Terra Stock Plans"), Terra does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Terra Capital Stock or any other equity securities of Terra or any securities representing the right to purchase or otherwise receive any shares of Terra Capital Stock (collectively the "Terra Rights"). As of May 15, 2000, no shares of Terra Capital Stock were reserved for issuance, except for 14,000,000 shares of Terra Common Stock reserved for issuance upon exercise of the options issued pursuant to the Terra Employee Stock Option Plan. From May 15, 2000, to and including the date of this Agreement, Terra has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. As of the date of this

Agreement, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Terra having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which stockholders of Terra may vote. There are no voting, sale, transfer or other similar agreements to which Terra is a party with respect to the capital stock of Terra or any other securities of Terra that are convertible or exchangeable into or exercisable for shares of the capital stock of Terra.

          (b) Terra owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Terra Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Terra Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. There are no voting, sale, transfer or other similar agreements to which any Terra Subsidiary is a party with respect to the capital stock of such Subsidiary or any other securities of any such Subsidiary that are convertible or exchangeable into or exercisable for shares of the capital stock of any Terra Subsidiary. Section 5.2(b) of the Terra Disclosure Schedule sets forth a list as of the date of this Agreement of the material investments of Terra in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries.

          5.3 Authority; No Violation. (a) Terra has full corporate power and authority to execute and deliver this Agreement and upon receipt of the Terra Shareholder Approval (as defined below) will have full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by unanimous vote of each of the Board of Directors of Terra. The Board of Directors of Terra has proposed to call the Terra Shareholder Meeting to seek the approval of the shareholders of Terra for the delegation in favor of the Terra Board to approve the capital increase required in connection with the Share Exchange, including approval in accordance with Section 159 of the SCL of a resolution abolishing the preemptive rights of Terra shareholders to subscribe for the shares of Terra Common Stock being issued in the Share Exchange, which approval shall require the affirmative vote of the holders of a majority of the outstanding shares of Terra Common Stock present in person or represented by proxy at a duly constituted meeting of Terra shareholders at which meeting, if on first call, a quorum of at least one-half of the issued share capital is present or represented by proxy or, if on second call, a quorum of at least one-quarter of the issued share capital is present or represented by proxy (provided, however, if, on second call, less than one-half of the issued share capital is present or represented by proxy, the matters being voted upon must be adopted by at least two-thirds of the share capital present or represented at such meeting) ("Terra Shareholder Approval"), no other corporate proceedings on the part of Terra is necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the resolution of the Terra Board approving the Capital Increase against contribution in kind of the shares of Lycos Virginia Common Stock. The affirmative vote of the shares of Terra Capital Stock held by Telefonica, S.A. ("Telefonica") are sufficient to obtain the Terra Shareholder Approval. Neither a withdrawal or a modification of the Terra Board's recommendation relating to this Agreement or any of the transactions contemplated hereby will affect (i) Terra's obligation or ability to call or convene the meeting of its shareholders referred to above or (ii) Telefonica's obligation to vote its shares of Terra Capital Stock in favor of the approval of the matters set forth in the second sentence of this Section 5.3. This Agreement has been duly and validly executed and delivered by Terra and (assuming due authorization, execution and delivery by Lycos) constitutes a valid and binding obligation of Terra, enforceable against Terra in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by Terra nor the consummation by Terra of the transactions contemplated hereby, nor compliance by Terra with any of the terms or provisions hereof, will (i) violate any provision of the Terra Articles or By-Laws or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Terra or any of Terra's Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Terra or Terra's Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Terra or any of Terra's Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause
(ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra.

          5.4 Consents and Approvals. Except for (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the expiration or termination of any applicable waiting period, and the filing of a notification with the European Commission under Council Regulation (EEC) No. 4064/89 or similar antitrust filings or notifications in other jurisdictions, as applicable, (ii) the filing with the SEC of the Proxy Statement and declaration of effectiveness of the F-4 in which the Proxy Statement will be included as a prospectus, and any filings required under applicable state securities or "blue sky" laws, (iii) the filing of the articles of share exchange and other appropriate documents as required by the VSCA and the issuance by the Virginia State Corporation Commission of the certificate of share exchange pursuant to the VSCA, (iv) receipt of the Terra Shareholder Approval, (v) the registration with and verification by the National Securities Exchange Commission of Spain (Comision Nacional del Mercado de Valores) (the "NSEC") of a prospectus (folleto) relating to the Share Exchange (the "Prospectus"), (vi) the filing of the Deed of execution of the Capital Increase against contribution in kind declaring that the capital increase has been subscribed by the Lycos Virginia Stockholders, the filing of the necessary auditors' report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Terra in the Share Exchange (vi) the authorization of the listing of Terra Shares on the SCME by the NSEC and the Managing Companies of the Spanish Stock Exchanges and (viii) the filing with and approval of the Nasdaq National Market (the "NASDAQ") to authorize the quotation of the ADSs on such market, no consents or approvals of or filings or registrations with any Governmental Entity or of or with any third party are necessary in connection with the execution and delivery by Terra of this Agreement and the consummation by Terra of the transactions contemplated hereby and compliance by Terra with any of the provisions hereof other than those the failure of which to obtain or make have not had and would not reasonably be expected to have a Material Adverse

Effect on Terra.

          5.5       SEC Reports and Financial Statements.

          (a) Terra has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC since the date of its initial public offering (as amended since the time of their filing and prior to the date of this Agreement, and together with the Terra Registration Statement (as defined below) collectively, the "Terra SEC Reports") and has heretofore made available to Lycos complete and correct copies of all such forms, reports, schedules, registration statements, and proxy statements. As of their respective dates, the Terra SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act applicable, as the case may be, to such Terra SEC Reports, and none of the Terra SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) Terra has previously made available to Lycos copies of the consolidated balance sheet of Terra and its Subsidiaries for the year ended December 31, 1999, for the six months ended June 30, 1999, and for the fiscal years ended December 31, 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for such periods, as previously provided by Terra to Lycos (in the case of information as of or for December 31, 1999) and (for all other information) as reported in Terra's Registration Statement No. 333-89997 on Form F-1 filed with the SEC on October 29, 1999, as amended (the "Terra Registration Statement"), in each case accompanied by the audit report of Arthur Andersen, independent public accountants with respect to Terra. The December 31, 1999 consolidated balance sheet of Terra (including the related notes, where applicable) included in the Terra Registration Statement fairly presents in all material respects the consolidated financial position of Terra and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.5(b) (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Terra and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the Spanish Stock Exchange, the CNMV and the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with Spanish generally accepted accounting principles ("Spanish GAAP") consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The related notes reconciling to U.S. GAAP the consolidated net income and shareholders' equity of Terra and its Subsidiaries comply in all material respects with the requirements of the SEC applicable to such reconciliation. Except as fully reflected or reserved against in the December 31, 1999 consolidated balance sheet of Terra (including the related notes, where applicable) included in the Terra Registration Statement, since December 31, 1999 through to and including the date of this Agreement, neither Terra nor any of its Subsidiaries has incurred any liabilities or obligations of any nature whatsoever (absolute, accrued, fixed, contingent or otherwise), other than liabilities incurred in the ordinary course of business consistent with past practice since the date of such balance and which have not had and would not reasonably be expected to have a Material Adverse Effect on Terra. The books and records of Terra and its Subsidiaries have been, an are being, maintained in all material respects in accordance with Spanish GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          5.6 Broker's Fees. Neither Terra nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement except Lazard Freres & Co., whose fees and expenses will be paid by Terra.

          5.7 Absence of Certain Changes or Events. (a) Except as publicly disclosed in Terra SEC Reports filed prior to the date hereof, since December 31, 1999, no event or events have occurred that have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra.

          (b) Except as publicly disclosed in Terra SEC Reports filed prior to the date hereof, from December 31, 1999, to the date of this Agreement, Terra and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

          (c) Since December 31, 1999, neither Terra nor any of its Subsidiaries has (i) except for normal increases for employees (other than officers that would be subject to the reporting requirements of Section 16(a) of the Exchange Act if Terra were a U.S. company with reporting obligations under Section 12 of the Exchange Act) made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 1999, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 1999 in amounts consistent with past practice, (ii) granted any stock appreciation rights or granted any rights to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Terra Stock Plans or (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance.

          5.8 Legal Proceedings. (a) Except as publicly disclosed in Terra SEC Reports filed prior to the date hereof, as of the date of this Agreement neither Terra nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Terra's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Terra or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Terra.

          (b) As of the date of this Agreement, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Terra, any of its Subsidiaries or the assets of Terra or any of its Subsidiaries that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra or the Surviving Corporation.

          5.9 Taxes and Tax Returns. (a) Each of Terra and its Subsidiaries has duly filed all Spanish, U.S. federal, state, province and local, and foreign information returns and Tax returns required to be filed by it on or prior to the date of this Agreement and has duly paid or made provisions for the payment of all Taxes which have been incurred by it or are due from it to Spanish, U.S. federal, state, province and local, and foreign taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than (i) Taxes which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Terra. None of the Spanish national income Tax returns of Terra or its subsidiaries have yet been examined by the Spanish national Tax authorities. To Terra's knowledge, there are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon Terra or any of its Subsidiaries for which Terra does not have adequate reserves other than such disputes, claims, assessments or inadequacies that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra.

          (b) Except for actions expressly contemplated by Articles I, II, III and VII of this Agreement, neither Terra nor any of its Subsidiaries has taken or agreed to take any action, or intends or plans to take any action or knows of any agreement, plan or intention to take any action that is reasonably likely to (i) prevent either of the Reincorporation Merger and the Share Exchange from constituting a reorganization described in Section 368(a) of the Code or (ii) result in gain recognition to the shareholders of Lycos Virginia pursuant to Section 367(a) of the Code.

          5.10 Employees. Terra has made available to Lycos copies, as of the date of this Agreement, of: (a) the current documentation and rules of each of the material employee benefit plans to which Terra and its Subsidiaries make or could become liable to make payments for providing retirement, death, disability or life assurance benefits (the "Terra Employee Benefit Plans") (including any draft amendments); (b) the most recently prepared explanatory booklets and announcements relating to each of the Terra Employee Benefit Plans; and (iii) the actuarial report for such Terra Employee Benefit Plans (if applicable) for each of the last two years. The Terra Employee Benefit Plans are each funded so as to comply with the minimum funding requirement under the Spanish Law 8/1997 of June 8, the Spanish Royal Decree 1307/1998 of September 30, both regulations as amended and where applicable and there are no unfunded liabilities under any such plans that would be reasonably likely to have a Material Adverse Effect on Terra. Each Terra Employee Benefit Plan has been administered in accordance with its terms and is in compliance with applicable law, other than instances of non-compliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Terra.

          5.11 Compliance with Applicable Law. (a) Except as publicly disclosed in Terra SEC Reports filed prior to the date hereof, Terra and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Terra or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default, either individually or in the aggregate, would not have and would not reasonably be expected to have a Material Adverse Effect on Terra.

          5.12 Certain Contracts. (a) As of the date of this Agreement, neither Terra nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral)
(i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice,
(ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Lycos, Terra, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Terra SEC Reports,
(iv) which materially restricts the conduct of any line of business by Terra or upon consummation of the Share Exchange will materially restrict the business of Terra; (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Terra has previously made available to Lycos true and correct copies of all employment and deferred compensation agreements in effect as of the date of this Agreement which are in writing and to which Terra or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 5.12(a), whether or not set forth in the Terra Disclosure Schedule, is referred to herein as a "Terra Contract," and neither Terra nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra.

          (b) (i) As of the date of this Agreement, each Terra Contract is valid and binding on Terra or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Terra and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Terra Contract, except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Terra or any of its Subsidiaries under any such Terra Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Terra.

          5.13 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Terra of any liability or obligation arising under common law or under any U.S., European Union, national, regional or local laws, rules or regulations relating to pollution, the environment or protection of human health as it relates to the environment pending or threatened against Terra, which liability or obligation, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Terra. To the knowledge of Terra, there is no reasonable basis for any such proceeding, claim action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra. Terra is not subject to any agreement, order, judgment, decree, letter or memorandum by or with Governmental
Authority or third party imposing any liability or obligation with respect to the foregoing that will or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra.

          5.14 Intellectual Property; Proprietary Rights; Employee Restrictions. (a) All Intellectual Property Rights used by Terra or its Subsidiaries in their respective businesses are owned by Terra or such Subsidiaries by operation of law, have been validly assigned to Terra or such Subsidiaries or Terra otherwise has the right to use such Intellectual Property Rights in its business as currently conducted except for such failures that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Terra. Terra reasonably believes that the Intellectual Property Rights are sufficient to carry on the business of Terra as presently conducted. Terra or one of its Subsidiaries has exclusive ownership of or a license to use all Intellectual Property Rights used by Terra or its Subsidiaries in Terra's business as presently conducted, including all other registered Intellectual Property Rights used in connection with or contained in all versions of Terra's World Wide Web sites and all licenses, assignments and releases of Intellectual Property Rights of others without which Terra or its Subsidiaries could not offer the services they currently offer or has obtained any licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in its services, except for such failures as, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Terra. The present business activities or products of Terra do not infringe any Intellectual Property Rights of others, except as have not had and would not reasonably be expected to have a Material Adverse Effect on Terra. To its knowledge, as of the date of this Agreement Terra has not received any notice or other claim from any person asserting that any of Terra's present activities infringe or may infringe any Intellectual Property Rights of such person except for such notices or claims which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Terra.

          (b) Except as have not had and would not reasonably be expected to have a Material Adverse Effect on Terra or as disclosed in the Terra SEC Reports publicly filed prior to the date of this Agreement, (i) Terra has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for its services or its business as presently conducted or contemplated; (ii) Terra has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of Terra or its Subsidiaries involved in the design, review, evaluation or development of products or Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of Terra's trade secrets and other confidential information and to vest in Terra exclusive ownership of such Intellectual Property Rights;
(iv) t the knowledge of Terra, all trade secrets and other confidential information of Terra are not part of the public domain or knowledge, nor, to the knowledge of Terra, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence for Terra; (v) to the knowledge of Terra, no employee or consultant of Terra or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for Terra or any such Subsidiary.

          (c) To the knowledge of Terra, no university, government agency (whether federal or state) or other organization sponsored research and development conducted by Terra or any of its Subsidiaries or has any claim of right to or ownership of or other encumbrance upon any of the Intellectual Property Rights of Terra, except for such claims or other encumbrances that would not reasonably be expected to have a Material Adverse Effect on Terra. Terra is not aware of any infringement by others of its copyrights or other Intellectual Proprietary Rights in any of its technology or services, or any violation of the confidentiality of any of its proprietary information, except for such infringement and violations that would not reasonably be expected to have a Material Adverse Effect on Terra. To Terra's knowledge, Terra is not making unlawful use of any confidential information or trade secrets of any past or present employees of Terra or any of its Subsidiaries, except for such use a would not reasonably be expected to have a Material Adverse Effect on Terra. For the purposes of this Section 5.14, and except where the context otherwise requires, Intellectual Property Rights also includes any and all intellectual property rights, licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials created by Terra or its Subsidiaries, inventions, trade dress, logos and designs.

          5.15 Insurance. Terra and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies and their subsidiaries comparable in size and operations to Terra and its Subsidiaries which are engaged in Terra's industry.

          5.16 Opinions. Prior to the execution of this Agreement, Terra has received an opinion from Lazard Freres & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of Terra from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

          5.17 Terra Information. The information relating to Terra and its Subsidiaries to be contained in the Proxy Statement, the F-4, the Prospectus and any supplements thereto and any circulars or documents issued to shareholders, employees or debenture holders of Terra and the information relating to Terra and its Subsidiaries that is provided by Terra and its representatives for inclusion in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Lycos or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The F-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder. The Prospectus and any supplements thereto and any circulars or documents issued to shareholders, employees or debenture holders of Terra will comply in all material respects with all applicable law and all information contained therein (except for such portions thereof that relate only to Lycos or any of its Subsidiaries) and will be substantially in accordance with the facts and will not omit anything material likely to affect the import of such information.

          5.18 Telefonica Ownership. Telefonica owns beneficially and of record approximately 66.6% of the outstanding Terra Capital Stock.


                                  ARTICLE VI


                  COVENANTS RELATING TO CONDUCT OF BUSINESS s

          6.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Exchange Effective Time, except as expressly contemplated or permitted by this Agreement (including the Terra Disclosure Schedule and the Lycos Disclosure Schedule), each of Lycos and Terra shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that would adversely affect or delay the ability of either Lycos or Terra to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

          6.2 Lycos Forbearances. During the period from the date of this Agreement to the Exchange Effective Time, except as set forth in the Lycos Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Lycos shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Terra (which consent shall not be unreasonably withheld):

          (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness, indebtedness of Lycos or any of its wholly-owned Subsidiaries to Lycos or any of its Subsidiaries or indebtedness incurred to finance investments expressly permitted by Section 6.2(d)), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b)       (i) adjust, split, combine or reclassify any capital stock;
(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of Lycos to Lycos); (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the Lycos Stock Plans in the ordinary course of business and otherwise in accordance herewith; or (iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options outstanding as of the date of this Agreement or issued in compliance with
Section 6.2(b)(iii), or (B) in the ordinary course of business and consistent with past practice in connection with the Lycos ESPP and the Lycos Stock Plans or (C) to finance acquisitions permitted by Section 6.2(d);

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, including by merger, consolidation or otherwise, to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement or investments in an aggregate amount not in excess of $250,000,000, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets, in each case, of or to any other individual, corporation or other entity other than a Subsidiary thereof;

          (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of any Lycos Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;

          (f) except as required by applicable law, increase, reduce or modify in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

          (g) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

          (h) amend its articles of incorporation, its bylaws or comparable governing documents or otherwise take any action to exempt any person or entity (other than Terra or any of its Subsidiaries) or any action taken by such person or entity from any takeover statute or similarly restrictive provisions of Lycos's organizational documents;

          (i) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Exchange Effective Time, or in any of the conditions to the Share Exchange set forth in
Article VIII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (j) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by U.S. GAAP or regulatory guidelines;

          (k) renew any current contract or agreement containing any material exclusivity provisions or enter into any contract or agreement containing any material exclusivity provision; or

          (l) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.2.

          6.3 Terra Forbearances. During the period from the date of this Agreement to the Exchange Effective Time, except as set forth in the Terra Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Terra shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Lycos (which consent shall not be unreasonably withheld):

          (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness, indebtedness of Terra or any of its wholly-owned Subsidiaries to Terra or any of its Subsidiaries or indebtedness incurred to finance investments expressly permitted by Section 6.3(d)), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (b)       (i) adjust, split, combine or reclassify any capital stock;
(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by any of the Subsidiaries of Terra to Terra); (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the Terra Stock Plans in the ordinary course of business and otherwise in accordance herewith; or (iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options outstanding as of the date of this Agreement or issued in compliance with
Section 6.3(b)(iii), or (B) in the ordinary course of business and consistent with past practice in connection with the Terra Stock Plans (as the same may be amended from time to time excluding, however, amendments that would increase the authorized shares thereunder) or (C) to finance acquisitions permitted by Section 6.3(d);

          (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets, including by merger, consolidation or otherwise, to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

          (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement or investments in an aggregate amount not in excess of $500,000,000, make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets, in each case, of or to any other individual, corporation or other entity other than a Subsidiary thereof;

          (e) amend its articles of incorporation, its bylaws or comparable governing documents, except as contemplated by this Agreement or as otherwise required to facilitate actions otherwise permitted hereunder;

          (f) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Exchange Effective Time, or in any of the conditions to the Share Exchange set forth in
Article VIII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

          (g) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by Spanish GAAP or U.S. GAAP or regulatory guidelines; or

          (h) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.3.

          6.4 Taxes. Neither Lycos nor Terra shall take any action or fail to take any action, which action or failure to take action might reasonably be expected to prevent the Reincorporation Merger or the Share Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code or might reasonably be expected to result in the shareholders of Lycos Virginia recognizing gain under Section 367(a) of the Code with respect to the Share Exchange. Terra and Lycos Virginia shall comply with the "reporting requirements" of Treasury Regulation Section 1.367(a)-3(c)(6).


                                 ARTICLE VII

                             ADDITIONAL AGREEMENTS

          7.1 Regulatory Matters. (a) Lycos and Terra shall promptly prepare and file with the SEC the Proxy Statement and Terra shall promptly prepare and file with the SEC the F-4, in which the Proxy Statement will be included as a prospectus. Each of Lycos and Terra shall use their reasonable best efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after such filing, and Lycos shall thereafter mail or deliver the Proxy Statement to its stockholders. Terra shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Lycos shall furnish all information concerning Lycos and the holders of Lycos Common Stock as may be reasonably requested in connection with any such action.

          (b) As soon as practicable, (i) the Terra Board of Directors shall, with the reasonable assistance of Lycos, prepare reports (Informe del consejo de administracion) to be made available to the holders of Terra Shares in accordance with applicable law (the "Board Reports") in connection with the Terra Shareholder Meeting containing information required by the SCL and (ii) Terra shall prepare and arrange to have registered with and verified by the NSEC a Prospectus. Terra will use its reasonable best efforts to cause the Prospectus to receive the required registration with and verification of the NSEC as soon as practicable after the date of this Agreement and to cause the definitive Prospectus to be made available to the holders of Terra Shares in accordance with applicable law as soon as reasonably practicable.

          (c) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Lycos and Terra shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Terra or Lycos, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or an Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights of review and consultation, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

          (d) Lycos and Terra shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the F-4, the Board Reports and the Prospectus or any other statement, filing, notice or application made by or on behalf of Lycos, Terra or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

          (e) Lycos and Terra shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

          7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Lycos and Terra shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party reasonable access, during normal business hours during the period prior to the Exchange Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Lycos and Terra shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of U.S. federal or Spanish securities laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Lycos nor Terra nor any of their respective Subsidiaries shall be required to provide such access or to disclose such information where such access or disclosure would violate or prejudice the rights of Lycos's or Terra's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) Each of Lycos and Terra shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of confidentiality agreement, dated May 12, 2000, by and among Telefonica, Terra and Lycos (the "Confidentiality Agreement").

          (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

          7.3 Shareholder and Terra Board Approvals. (a) Notwithstanding any action taken pursuant to the proviso of the last sentence of this Section 7.3(a), Lycos shall call a meeting of its stockholders (the "Lycos Stockholder Meeting") and shall use its reasonable best efforts to cause the Lycos Stockholder Meeting to be held as soon as reasonably practicable following the date of this Agreement for the purpose of voting upon this Agreement and the transactions contemplated hereby, including, without limitation, the Reincorporation Merger, and to ratify the actions theretofore taken by Lycos as the sole shareholder of Lycos Virginia to approve the Share Exchange pursuant to Section 7.3(b), and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Subject to the proviso of the last sentence of this Section 7.3(a), the Board of Directors of Lycos shall use its reasonable best efforts to obtain from such stockholders the vote in favo of the adoption of this Agreement required by the DGCL and, as applicable, the rules of the Nasdaq, to consummate the transactions contemplated hereby and the ratification of such stockholders referred to in the preceding sentence. The Lycos Board shall include in the Proxy Statement its recommendation to the Lycos stockholders that they adopt this Agreement and approve the Reorganization and ratify the actions to be taken by Lycos as the sole shareholder of Lycos Virginia pursuant to Section 7.3(b); provided, however, that the Lycos Board may, at any time prior to the vote of the Stockholders of Lycos on the Reorganization, withdraw or modify such recommendation to the extent that it determines, in good faith after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Lycos Board under applicable law.

          (b) Lycos shall incorporate Lycos Virginia as a direct wholly owned subsidiary as promptly as practicable after the date of this Agreement and shall cause the Lycos Virginia Board to approve and adopt this Agreement and the Share Exchange. Lycos, as the sole shareholder of Lycos Virginia, shall approve and adopt this Agreement, the Reincorporation Merger and the Share Exchange and shall waive any right to dissent (and any notice of such right) from the Share Exchange for all purposes of Section 13.1-729 et seq. of the VSCA, in each case prior to the Lycos Stockholder Meeting.

          (c) Terra shall call a meeting of its stockholders to be held as soon as reasonably practicable following the date of this Agreement for the purpose of (i) approving the increase in capital of Terra required in connection with the Share Exchange, (ii) approving a resolution abolishing the preemptive rights of Terra shareholders and (iii) delegating to the Terra Board the requisite authority to effectuate the Capital Increase following the contribution to Terra of the shares of Lycos Virginia Common Stock (the "Terra Shareholder Approval"), and shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable. The Terra Board shall use its reasonable best efforts to obtain from such stockholders the vote in favor of such capital increase and abolishment of preemptive rights as required by the SCL.

          7.4 Affiliates. Lycos shall use its reasonable best efforts to cause each of its directors and executive officers and any other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of it to deliver to Terra, as soon as practicable after the date of this Agreement, and prior to the date of the Lycos Stockholder Meeting, a written agreement, in the form of Exhibit 6.4 hereto.

          7.5 Stock Exchange Listing. (a) Terra shall cause the Terra ADSs to be issued in the Share Exchange to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Exchange Effective Time.

          (b) Terra shall amend the Depositary Agreement to establish the Terra ADSs to be issued pursuant to the Share Exchange (or, alternatively, enter into a new depositary agreement on substantially similar terms).

          7.6 Employee Benefit Plans. (a) For a period of at least one year after the Exchange Effective Time, the Lycos Benefit Plans (other than equity or equity-based programs) in effect as of the date of this Agreement shall remain in effect with respect to employees of Lycos (or its Subsidiaries) covered by such plans at the Exchange Effective Time or such Plans may be replaced by substitute plans providing benefits no less favorable in the aggregate than the benefits provided for under such Plans at the Exchange Effective Time. From and after the Exchange Effective Time, Terra will, or will cause Lycos Virginia to, recognize the prior service with Lycos or its subsidiaries of each employee of Lycos or any of its subsidiaries as of the Exchange Effective Time (the "Lycos Employees") in connection with all Terra employee benefit plans in which such Lycos Employees are eligible to participate following the Exchange Effective Time, for purposes of eligibility, vesting and levels o benefits (but not for purposes of benefit accruals under any defined benefit pension plan). From and after the Effective Time, Terra will, or will cause Lycos Virginia to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Terra to be waived with respect to the Lycos Employees and their eligible dependents and (ii) give each Lycos Employee credit for the plan year in which the Exchange Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Exchange Effective Time.

          (b) The foregoing notwithstanding, as of the Exchange Effective Time Lycos Virginia agrees to honor in accordance with their terms all benefits vested as of the Exchange Effective Time under the Lycos Benefit
Plans and all other contractual commitments of Lycos to its current and former employees provided that such Lycos Benefit Plans and contractual commitments are maintained and administered after the date of this Agreement not in violation of Section 5.2(b) of this Agreement.

          (c) Nothing in this Section 7.6 shall be interpreted as preventing Lycos Virginia from amending, modifying or terminating any Lycos Benefit Plans or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law, except that Lycos Virginia shall in any event comply with its obligations set forth in this Section 7.6.

          7.7 Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual (an "Indemnified Party") who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Exchange Effective Time, a director or officer of Lycos or Lycos Virginia or any of their respective Subsidiaries is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of Lycos or Lycos Virginia or any of their respective Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Exchange Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Exchange Effective Time, Terra shall indemnify and hold harmless, pursuant to the Lycos Certificate, the Lycos By-Laws, the Lycos Virginia Articles, the Lycos Virginia By-Laws and indemnification agreements and otherwise as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and shall advance costs and expenses to any Indemnified Party in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by law upon receipt of any undertaking required by applicable law.

          (b) For a period of six years after the Exchange Effective Time, Lycos Virginia shall, and Terra shall cause Lycos Virginia to maintain in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as Lycos's existing policies with respect to claims arising from facts or events that occurred prior to the Exchange Effective Time; provided, however, that during such period, Lycos Virginia shall in no event be required to expend pursuant to this Section 7.7(b) more than an amount per year equal to 200% of current premiums paid by Lycos for such insurance, which current premium amount is set forth in Section 7.7(b) of the Lycos Disclosure Schedule.

          (c) In the event Terra or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Terra assume the obligations set forth in this Section 7.7.

          (d) The provisions of this Section 7.7 shall survive the Exchange Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          7.8 Additional Agreements. In case at any time after the Exchange Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Lycos Virginia with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Reincorporation Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Terra or Lycos Virginia.

          7.9 Advice of Changes. Lycos and Terra shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

          7.10 Exemption from Liability Under Section 16(b). Assuming that Lycos delivers (as defined below) to Terra the Section 16 Information reasonably in advance of the Exchange Effective Time, the Board of Directors of Terra, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Lycos Insiders (as defined below) of Terra Stock in exchange for shares of Lycos Common Stock, and of options to purchase Terra Stock upon conversion of options to purchase shares of Lycos Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the
Section 16 Information provided by Lycos to Terra prior to the Exchange Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. "Section 16 Information" shall mean information accurate in all respects regarding the Lycos Insiders, the number of shares of Lycos Common Stock held by each such Lycos Insider and expected to be exchanged for Terra Common Stock in the Reincorporation Merger, and the number and description of the options to purchase shares of Lycos Common Stock held by each such Lycos Insider and expected to be converted into options to purchase shares of Terra Common Stock in connection with the Reincorporation Merger. "Lycos Insiders" shall mean those officers and directors of Lycos who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the
Section 16 Information.

          7.11 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Terra and Lycos agrees that it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Reorganization as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby including, without limitation, using its reasonable best efforts to obtain (and cooperating with the other party hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party that is required to be obtained by Lycos or Terra or any of their respective Subsidiaries in connection with the Reorganization and the other transactions contemplated by this Agreement.

          7.12 Acquisition Proposals. Lycos will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and shall direct and cause its and its Subsidiaries' employees, agents and representatives (including any advisor, investment banker, attorney or accountant retained by it or any of its Subsidiaries) ("Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the voting securities of Lycos or 15% or more of the consolidated assets of Lycos and its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Lycos will not, and will not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to and shall direct and cause its and its Subsidiaries' employees, agents and Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that (A) Lycos may, and may authorize and permit its employees, agents and Representatives to, furnish or cause to be furnished confidential information and may participate in such negotiations and discussions, (B) the Lycos Board may take the actions described in the last sentence of Section 7.3(a) as permitted thereby, (C) the Lycos Board may recommend an Acquisition Proposal to the Lycos stockholders and (D) may terminate this Agreement pursuant to Section 9.1(g) of this Agreement in order to immediately thereafter enter into a definitive agreement with respect to such Acquisition Proposal, in each case, if the Lycos Board determines, in good faith after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Lycos Board under applicable law, provided that prior to furnishing non-public information to any such party, Lycos shall have entered into a confidentiality agreement on customary terms as advised by outside legal counsel; provided, further, however, that nothing contained in this Agreement shall prevent Lycos or the Lycos Board from (x) complying with Rule 14e-2 promulgated under the Exchange Act or (y) making any disclosure to the Lycos stockholders required by applicable law. Lycos will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Lycos agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.12. Lycos will notify Terra promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its officers, directors or its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. Lycos also will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

          7.13 Board of Directors. The parties will take such actions with respect to the Terra Board as are necessary to cause the Terra Board, from and after the Exchange Effective Time, to be comprised of not more than 15 members, of which three shall be Robert J. Davis, Edward M. Philip and one member of the Lycos Board selected by Lycos prior to the Exchange Effective Time and reasonably acceptable to Terra.

          7.14 Capital Increase. The Terra Board shall execute the approval of the shareholders of Terra to increase the share capital of Terra against a contribution in kind (Aumento con aportaciones no dinerarias) and shall register such action pursuant to the Deed of Capital Increase with the Commercial Registry immediately following receipt of the Lycos Virginia Certificate.

          7.15 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Reorganization shall be paid by the party incurring such tax and the parties hereto shall cooperate in preparing, executing and filing any tax returns with respect to such Transfer Taxes. Notwithstanding the foregoing, any Transfer Taxes incurred by the shareholders of either Lycos or Lycos Virginia in connection with the Reorganization ("Shareholder Transfer Taxes") shall be paid by Lycos Virginia out of its own funds. No funds will be supplied, directly or indirectly, by Terra for the purpose of paying Shareholder Transfer Taxes, nor will Terra, directly or indirectly, reimburse

Lycos Virginia for any such payment of Shareholder Transfer Taxes.

          7.16 Lycos Virginia. Lycos and Terra agree that Lycos Virginia shall become a party to this Agreement for all purposes hereunder as soon as practicable after the formation of Lycos Virginia, and Lycos shall cause Lycos Virginia to become a party to this Agreement for all purposes hereunder as soon as practicable after such formation.

          7.17 Employee Stock Purchase Plan. Lycos shall take all necessary action to provide that the "purchase period" commencing February 1, 2000 under the ESPP shall be the final purchase period under such plan and that the last day of such final purchase period shall occur on the earlier of
(1) the date on which such purchase period would terminate according to the terms of the ESPP and (2) the last day of the payroll period immediately prior to the Exchange Effective Time.

          7.18 State Takeover Laws. The Lycos will cause the Board of Directors of Lycos Virginia to approve the transactions contemplated by this Agreement for purposes of Sections 13.1-725 et seq. and 13.1-728.1 et seq. of the VSCA such that the provisions of such Sections will not apply to this Agreement or any of the transactions contemplated hereby.


                                 ARTICLE VIII

                             CONDITIONS PRECEDENT

          8.1 Conditions to Each Party's Obligation to Effect the Reincorporation Merger and the Share Exchange. The respective obligations of the parties to effect each of the Reincorporation Merger and the Share Exchange shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. The Lycos Stockholder Approval and the Terra Shareholder Approval each shall have been obtained.

          (b) Listing. The Terra ADSs to be issued to the stockholders of Lycos Virginia upon consummation of the Share Exchange shall have been authorized for quotation on the Nasdaq, subject to official notice of issuance.

          (c) HSR Act; EC Merger Regulations; Deed of Execution. The waiting period (and any extension thereof) applicable to the Reincorporation Merger or the Share Exchange under the HSR Act shall have been terminated or shall have expired, any required approval of the Reincorporation Merger or the Share Exchange of the European Commission under Counsel Regulation (EEC) No. 4064/89 shall have been obtained and the execution of the Deed of execution of Capital Increase, the filing of the necessary auditors' report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Terra in the Share Exchange shall have been filed or made.

          (d) F-4. The F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No (i) order, injunction, writ or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Reorganization or any of the other transactions contemplated by this Agreement shall be in effect and (ii) statute, rule, regulation, order, injunction, writ or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, or makes illegal consummation of the Reorganization (collectively, "Restraints").

          (f) Federal Tax Opinion. Lycos shall each have received the opinion of Cravath, Swaine & Moore, and Terra shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Lycos and Terra, respectively, dated the Closing Date, substantially to the effect that, for U.S. tax purposes on the basis of facts, representations and assumptions set forth in each such opinion that are consistent with the state of facts existing at the Reincorporation Effective Time and at the Exchange Effective Time:

                    (i) Each of the Reincorporation Merger and the Share Exchange will constitute a reorganization within the meaning of Section 368(a) of the Code;

                    (ii) Lycos and Lycos Virginia will each be a party to the reorganization within the meaning of Section 368(b) of the Code with respect to the Reincorporation Merger and Lycos Virginia and Terra will each be a party to the reorganization within the meaning of Section 368(b) of the Code with respect to the Share Exchange;

                    (iii) No gain or loss will be recognized by Lycos or Lycos Virginia as a result of the Reincorporation Merger or by Lycos Virginia as a result of the Share Exchange; and

                    (iv) No gain or loss will be recognized by shareholders of Lycos who exchange all of their Lycos Common Stock solely for shares of Lycos Virginia Common Stock pursuant to the Reincorporation Merger and no gain or loss will be recognized by shareholders of Lycos Virginia who exchange all of their Lycos Virginia Common Stock solely for Terra Stock pursuant to the Share Exchange (except with respect to cash received in lieu of a fractional share interest in Terra Stock).

          In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of Lycos, Lycos Virginia and Terra and may assume that any shareholder of Lycos that is a U.S. person and a "five percent transferee shareholder" as defined in Treas. Reg.ss. 1.367(a)-3(c)(5)(ii) will enter into a five-year gain recognition agreement in the form provided in Treas. Reg.ss. 1.367(a)-8.

          (g) Prospectus Verification. The Prospectus shall have been verified by, and registered with, the NSEC.

          8.2 Conditions to Obligations of Lycos. The obligation of Lycos to effect each of the Reincorporation Merger and the Share Exchange is also subject to the satisfaction, or waiver by Lycos, at or prior to the Effective Time, of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Terra set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this Section 8.2(a), Terra's representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Terra or the Surviving Corporation. Lycos shall have received a certificate signed on behalf of Terra by the Chief Executive Officer and the Chief Financial Officer of Terra to the foregoing effect.

          (b) Performance of Obligations of Terra. Terra shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Lycos shall have received a certificate signed on behalf of Terra by the Chief Executive Officer and the Chief Financial Officer of Terra to such effect.

          (c) Completion of Rights Offering. Terra shall have completed, and received the proceeds from, a rights offering in respect of Terra Shares contemplated by the Rights Offering Agreement (as defined below) for aggregate value, including a par value plus premium to be paid in by the subscribers, of
2.2 billion Euros;

          (d) Entry into Wireless Agreement. Terra and Telefonica Moviles, S.A., shall have entered into a definitive agreement with respect to the matters set forth on Schedule 8.2 hereto.

          (e) Performance of Obligations of Telefonica. Telefonica shall have performed in all material respects all obligations required to be performed by it under the Rights Offering Agreement dated the date hereof between Telefonica, Terra and Lycos at or prior to the Closing Date.

          8.3 Conditions to Obligations of Terra. The obligation of Terra to effect the Share Exchange is also subject to the satisfaction or waiver by Terra at or prior to the Reorganization Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Lycos set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this Section 8.3(a), Lycos's representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Lycos. Terra shall have received a certificate signed on behalf of Lycos by the Chief Executive Officer and the Chief Financial Officer of Lycos to the foregoing effect.

          (b) Performance of Obligations of Lycos. Lycos shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Terra shall have received a certificate signed on behalf of Lycos by the Chief Executive Officer and the Chief Financial Officer of Lycos to such effect.

                                  ARTICLE IX

                           TERMINATION AND AMENDMENT

          9.1 Termination. This Agreement may be terminated at any time prior to the Reorganization Effective Time, whether before or after (unless otherwise provided below) approval of the matters presented in connection with the Reincorporation Merger or the Share Exchange by the shareholders of Lycos or Terra:

          (a) by mutual consent of Lycos and Terra in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

          (b) by either the Board of Directors of Lycos or the Board of Directors of Terra if any Restraint having any of the effects set forth in
Section 8.1(e) shall be in effect and shall have become final and nonappealable, provided that such terminating party shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint;

          (c) any shareholder approval required by Section 8.1(a) is not obtained at shareholder meetings duly convened pursuant to Section 7.3 or at any postponement or adjournment thereof;

          (d) by either the Board of Directors of Lycos or the Board of Directors of Terra if the Reorganization shall not have been consummated on or before January 31, 2001, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (e) by either the Board of Directors of Lycos or the Board of Directors of Terra (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Terra, in the case of a termination by Lycos, or Lycos, in the case of a termination by Terra, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2 or 8.3, as the case may be, and that is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

          (f) by Terra, (i) if the Board of Directors of Lycos withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to Terra or shall have resolved to do so, (ii) if, after a bona fide Acquisition Proposal shall have been made public, the Board of Directors of Lycos shall have refused to affirm its recommendation of this Agreement as promptly as practicable (but in any case within 10 business days) after receipt of any written request from Terra (provided that Terra may only make one such request in respect of each Acquisition Proposal), (iii) if the Board of Directors of Lycos shall have recommended to the stockholders of Lycos an Acquisition Proposal or shall have resolved to do so, or (iv) if a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Lycos is commenced, and the Board of Directors of Lycos fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

          (g) by Lycos prior to the vote of the stockholders of Lycos on the Agreement and the Reorganization, if, after receiving a bona fide Acquisition Proposal, the Board of Directors of Lycos determines, in good faith after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Lycos Board under applicable law; provided, however, that Lycos may not terminate this Agreement pursuant to this subsection (g) until three business days have elapsed following delivery to Terra of written notice of such determination of Lycos (which written notice will inform Terra of the material terms and conditions of the Acquisition Proposal); provided, further, however, that such termination under this Section 9.1(g) shall not be effective until Lycos has made payment to Terra of the amounts required to be paid pursuant to Section 9.2(b).

          9.2 Effect of Termination. (a) In the event of termination of this Agreement by either Lycos or Terra as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Lycos, Terra, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 9.2(b), 9.2, 10.3, and 10.12 through and including 10.15 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Lycos nor Terra shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b) In the event that (i) this Agreement is terminated by Terra pursuant to clause (ii), (iii) or (iv) of Section 9.1(f) or (ii) this Agreement is terminated by Lycos pursuant to Section 9.1(g) or (iii) (A) this Agreement is terminated pursuant to (x) Section 9.1(c) due to the failure of Lycos's stockholders to approve and adopt this Agreement, (y) Section 9.1(d) without the Lycos Stockholder Meeting having occurred or (z) clause (i) of
Section 9.1(f) and (B) at the time of such failure to so approve and adopt this Agreement (in the case of clause (x)) or at the time of such termination, (in the case of clause (y)) or at the time of the withdrawal, modification or change in recommendation (in the case of clause (z)) any person (other than Terra) has made to Lycos or any of its Subsidiaries a bona fide Acquisition Proposal which shall have been made known to the Lycos stockholders generally or shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and, within 12 months of the termination of this Agreement, Lycos enters into a definitive agreement with any third party to consummate, or consummates, an Acquisition Proposal (as defined in Section
7.12 except that the references to "15%" therein shall be deemed to be references to "40%"), then in each of (i) - (iii), Lycos shall pay to Terra an amount equal to 3% of the product of (A) the closing price of Terra Shares on the SCME on May 16, 2000 expressed in U.S. dollars using the noon buying rate of Euros for U.S. dollars as of such date as reported by the U.S. Federal Reserve, (B) 1.72 and (C) 120,000,000 (the "Termination Fee").

          (c) The Termination Fee required to be paid pursuant to Section 9.2(b)(i) shall be paid to Terra by wire transfer of immediately available funds no later than two days after this Agreement has been terminated. The Termination Fee required to be paid pursuant to Section 9.2(b)(ii) shall be paid to Terra prior to, and shall be a pre-condition to effectiveness of, termination of this Agreement pursuant to Section 9.1(g). The Termination Fee required to be paid pursuant to Sections 9.2(b)(iii) shall be paid to Terra no later than two days after the earlier to occur of the date of entrance by Lycos or any of its Subsidiaries into the definitive agreement referenced in
Section 9.2(b)(iii) and the date of consummation of such Acquisition Proposal referenced in Section 9.2(b)(iii).

          (d) Each of Lycos and Terra agrees that the payments provided for in Sections 9.2(b) shall be the sole and exclusive remedies of the parties upon a termination of this Agreement pursuant to Section 9.1(c), (d), (f), or
(g), as the case may be, and such remedies shall be limited to the payments stipulated in Section 9.2(b); provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

          (e) Any payment required to be made pursuant to Section 9.2(b) shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

          9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Reorganization by the shareholders of Lycos and Terra; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of Lycos or Terra, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Lycos Common Stock, other than as contemplated by this Agreement, or that under applicable law otherwise requires the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          9.4 Extension; Waiver. At any time prior to the Exchange Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of Lycos or Terra, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Lycos Common Stock hereunder, other than as contemplated by this Agreement, or that under applicable law otherwise requires the further approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE X


                              GENERAL PROVISIONS

          10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Reincorporation Merger and the Share Exchange (the "Closing") will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction (or, to the extent permitted by law or regulation, waiver by all parties) of the conditions set forth in Section 8.01, or, if on such day any condition set forth in Section 8.02 or 8.03 has not been satisfied (or, to the extent permitted by law or regulation, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VIII have been satisfied (or, to the extent permitted by law or regulation, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Terra and Lycos. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

          10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with the terms thereof) shall survive the Closing, except for Section 7.7 and for those other covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Closing.

          10.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Reincorporation Merger, shall be shared equally by Lycos and Terra.

          10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)       if to Lycos, to:

                Lycos, Inc.
                400-2 Totten Pond Road
                Waltham, MA  02451-2000
                Facsimile No.:  781-370-2600
                Attn.:  Edward M. Philip

          With a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, NY  10019
                Facsimile No.:  212-474-3700
                Attn:  Robert A. Kindler, Esq.
                Faiza J. Saeed, Esq.

          and

         (b)        if to Terra, to:

                Terra, S.A.
                Via de las Dos Castillas
                33, Complejo Atica, Edeficial
                Pozuelo de Alarcon
                28223 Madrid
                Spain
                Facsimile No.:  011-34-91-452-3305
                Attention:  Antonio de Esteban

         With a copy to:

                Wachtell, Lipton, Rosen & Katz
                51 West 52nd St.

                New York, NY
                Facsimile:  212-403-2000
                Attention:  Craig M. Wasserman, Esq.

         and a copy to:

                Greenberg Traurig, LLP
                The MetLife Building
                200 Park Avenue
                New York, NY 10166
                Facsimile No.: (212) 801-6400
                Attn: Clifford E. Neimeth, Esq.

          10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          10.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement, the Rights Offering Agreement, dated as of May 16, 2000, by and among Lycos, Terra and Telefonica, and the [Bobcat] Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law principles.

          10.9 Publicity. Except as otherwise required by applicable law or the rules of the Nasdaq or the CNMV, neither Lycos or Terra shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Terra, in the case of a proposed announcement or statement by Lycos, or Lycos, in the case of a proposed announcement or statement by Terra, which consent shall not be unreasonably withheld.

          10.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          10.11 Submission to Jurisdiction; Waivers; Consent to Service of Process. (a) Each of Terra and Lycos irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any Delaware state court or Federal court sitting in the State of New York or the State of Delaware, and each of Terra and Lycos hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than any Delaware state or Federal court sitting in the State of New York or the State of Delaware. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 10.11(b). Each of Terra and Lycos hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.11, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (c) Terra hereby appoints National Registered Agents, Inc., with offices on the date hereof at 9 East Loockerman Street in the City of Dover, County of Kent, State of Delaware, and with offices on the date hereof at 440 Ninth Avenue, Fifth Floor, in the City of New York, County of New York, State of New York, as its authorized agent (the "Authorized Agent"), upon whom process may be served in any suit, action or proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement that may be instituted in any court described in Section 10.11(a). Telefonica agrees to take any and all reasonable action, including the filing of any and all documents, that may be necessary to establish and continue such appointment in full force and effect as aforesaid. Telefonica agrees that service of process upon the Authorized Agent shall be, in every respect, effective service of process upon Telefonica.

          10.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT
BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          IN WITNESS WHEREOF, Lycos and Terra have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                             TERRA NETWORKS, S.A.

                                             By: /s/ Abel Linares
                                                 -------------------------
                                                 Name:  Abel Linares
                                                 Title: Chief Executive Officer


                                             LYCOS, INC.

                                             By: /s/ Robert J. Davis
                                                 -------------------------
                                                 Name:  Robert J. Davis
                                                 Title: Chief Executive Officer

                                                                       ANNEX A


                            PLAN OF SHARE EXCHANGE
                                    BETWEEN
                              LION VIRGINIA, INC.
                                      AND
                             TERRA NETWORKS, S.A.


          Pursuant to this Plan of Share Exchange ("Plan of Share Exchange"), Lion Virginia, Inc. ("Lion Virginia"), shall become a wholly-owned subsidiary of Terra Networks, S.A., a company organized under the laws of the Kingdom of Spain ("Terra"), pursuant to a statutory share exchange under Section 13.1-722 of the Virginia Stock Corporation Act.

                                   ARTICLE I
                          TERMS OF THE SHARE EXCHANGE

1.1       THE SHARE EXCHANGE

          Subject to the terms and conditions of the Agreement and Plan of Reorganization between Lycos, Inc. and Terra (the "Agreement") at the Exchange Effective Time (as defined Section 2.1 of this Plan of Share Exchange), Lion Virginia shall become a wholly-owned subsidiary of Terra through the exchange of each outstanding share of common stock of Lion Virginia for ordinary shares of Terra (such shares to be issued in the form of American Depositary Shares, except as otherwise provided in Section 2.1(a) of this Plan of Share Exchange) in accordance with Section 2.1 of this Plan of Share Exchange and pursuant to a statutory share exchange under Sections 13.1-717 and 13.1- 722 of the Virginia Stock Corporation Act (the "Share Exchange"). At the Exchange Effective Time, the Share Exchange shall have the effect as provided in
Section 13.1-721 of the Virginia Stock Corporation Act.

                                  ARTICLE II
                          MANNER OF EXCHANGING SHARES

2.1       CONVERSION OF SHARES

          Upon and by reason of the Share Exchange becoming effective pursuant to the issuance of a Certificate of Share Exchange by the Virginia State Corporation Commission (the "Exchange Effective Time"):

          each share of Lion Virginia Common Stock issued and outstanding immediately prior to the Exchange Effective Time shall be exchanged for that number of shares of Terra Capital Stock (as defined in the Agreement) determined by dividing (i) $97.55 by (ii) the average closing price (rounded to the nearest thousandth, or if there shall not be a nearest thousandth of a U.S. dollar, the next higher thousandth) of Terra Shares (the "Terra Average Price") on the Spanish Continuous Market Exchange (Systema de Interconexion Bursatil-Mercado Continuo) (the "SCME") for the ten full SCME trading days ending on the tenth SCME trading day prior to the Closing Date (excluding the Closing Date), each closing price expressed in U.S. dollars using the noon buying rate of Euros for U.S. dollars as of each day on which such average closing price is measured (such quotient, as it may be adjusted as provided herein, the "Exchange Ratio"); provided, however, that if the Terra Average Price is equal to or greater than

          $68.06, the Exchange Ratio shall be 1.433, and if the Terra Average Price is equal to or less than $45.37, the Exchange Ratio as shall be 2.150. The Terra Shares to be issued in exchange for the shares of Lion Virginia Common Stock exchanged hereunder shall be registered in the name of the Depositary by the Settlement and Clearing System and then delivered (x) in the form of American Depositary Shares representing Terra Shares ("Terra ADSs"), and such Terra ADSs shall be issued in accordance with the Depositary Agreement dated as of November 15, 1999, by and between Terra, Citibank, N.A., as depositary, and the holders of Terra ADSs (as such agreement may be amended to deposit the Terra Shares being issued pursuant hereto and to deliver the Terra ADSs being delivered hereto) or a depositary agreement to be entered into after the date of this Agreement in form and substance not reasonably objected to by Lycos (the "Depositary Agreement") or (y) if and to the extent elected by any holder in the manner provided in Section 3.2(b) of the Agreement, in the form of Terra Shares, in account entry form, rather than Terra ADSs. Following the Exchange Effective Time, each certificate previously representing any shares of Lion Virginia Common Stock ("Lion Virginia Common Certificate") exchanged for Terra Shares pursuant to this Section 2.1 shall cease to represent shares of Lion Virginia Common Stock and shall thereafter represent only the right to receive (i) a receipt issued in accordance with the Depositary Agreement representing the number of whole Terra ADSs or such number of Terra Shares in account entry form and (ii) cash in lieu of fractional shares, in each case, into which the shares of Lion Virginia Common Stock represented by such Lion Virginia Common Certificate have been converted pursuant to this Section 2.1 and
          Section 2.3, respectively. Certificates previously representing shares of Lion Virginia Common Stock shall be exchanged for receipts representing whole Terra ADSs or Terra Shares in account entry form and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Lion Virginia Common Certificates in accordance with Section 2.3, without any interest thereon. If, prior to the Exchange Effective Time, the outstanding shares of Terra Capital Stock, Lycos Common Stock or Lion Virginia Common Stock shall have been changed into or exchanged for a different number or kind of shares or securities as a result of a merger, consolidation or other business combination, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide to the stockholders of Lycos the same economic effect, including any premiums, as contemplated by the Agreement prior to such event.

          Shares of Lion Virginia Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares held by Terra.

          At the Exchange Effective Time, each option granted by Lion Virginia to purchase shares of Lion Virginia Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Lion Virginia Common Stock and shall be converted automatically into an option to purchase Terra ADSs in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Lycos Stock Plans and the agreements evidencing grants thereunder):

          The number of Terra ADSs to be subject to the new option shall be equal to the product of the number of shares of Lion Virginia Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Terra Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

          The exercise price per Terra Share under the new option shall be equal to the exercise price per share of Lion Virginia Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

          The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option, except that all references to Lycos (or Lion Virginia) shall be deemed to be references to Terra.

2.2       MANNER OF EXCHANGE

          As promptly as practicable after the Exchange Effective Time, Terra shall cause the Exchange Agent (as defined in the Agreement) to send to each former stockholder of record of Lion Virginia immediately prior to the Exchange Effective Time transmittal materials for use in exchanging such stockholder's certificates of Lion Virginia Common Stock for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a Lion Virginia shareholder shall be entitled to receive in exchange for such stockholder's shares of Lion Virginia Common Stock, and any dividends paid on any shares of Terra Common Stock, that such stockholder shall be entitled to receive prior to the delivery to the Exchange Agent of such stockholder's certificates representing all of such stockholder's shares of Lion Virginia Common Stock will be delivered to such stockholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to Terra and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

2.3       NO FRACTIONAL SHARES

          No certificates or scrip for fractional Terra ADSs or Terra Shares will be issued. In lieu thereof, Terra will pay the value of such fractional shares an amount of cash determined by multiplying (i) the Terra Average Price by (ii) the fraction of a Terra Share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled to receive pursuant to Section 2.1 of this Plan of Share Exchange.

2.4       DIVIDENDS

          No dividend or other distribution payable to the holders of record of Terra Common Stock at or as of any time after the Exchange Effective Time shall be paid to the holder of any certificate representing shares of Lion Virginia Common Stock issued and outstanding at the Exchange Effective Time until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Plan of Share Exchange, promptly after which time all such dividends or distributions shall be paid (without interest).

                                  ARTICLE III
                         MODIFICATIONS -- TERMINATION

          Subject to the limitations of Section 13.1-718 of the of the Virginia Stock Corporation Act, this Plan of Share Exchange may be amended, modified or abandoned at any time prior to the Exchange Effective Time by action of the Board of Directors of each of the parties hereto.

          IN WITNESS WHEREOF, Lion Virginia and Terra have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        TERRA NETWORKS, S.A.

                                        By:_________________________
                                        Name:
                                        Title:


                                        LION VIRGINIA, INC.

                                        By:_________________________
                                        Name:
                                        Title:

                                                                       ANNEX B

                                    PLAN OF
                                MERGER BETWEEN

                                   LYCOS AND
                              LION VIRGINIA, INC.

                                   ARTICLE I
                              TERMS OF THE MERGER

1.1       THE REINCORPORATION MERGER

          Subject to the terms and conditions of the Agreement and Plan of Reorganization (the "Agreement"), dated as of May 16, 2000, between Terra Networks, S.A. ("Terra") and Lycos, Inc. ("Lycos"), Lycos shall merge (the "Reincorporation Merger") with and into Lion Virginia, Inc. ("Lion Virginia"). Lion Virginia shall be the Surviving Corporation (the "Surviving Corporation") in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of Lycos shall cease.

1.2       ARTICLES OF INCORPORATION

          The Articles of Incorporation of Lion Virginia immediately prior to the Reincorporation Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.3       BYLAWS

          The Bylaws of Lion Virginia immediately prior to the Reincorporation Merger shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

                                  ARTICLE II
                          MANNER OF CONVERTING SHARES

2.2       CONVERSION OF SHARES

          Upon the Reincorporation Merger becoming effective pursuant to the issuance of a certificate of merger by the Virginia State Corporation Commission (the "Reincoporation Effective Time"), by virtue of the Reincorporation Merger and without any action on the part of Lycos, Lion Virginia or any holder of common stock, par value $0.01 per share, of Lycos ("Lycos Common Stock"), (i) each share of Lycos Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Lion Virginia ("Lion Virginia Common Stock") and (ii) each shares of Lion Virginia Common Stock issued and outstanding immediately prior to the Reincorporation Merger Effective Time shall be cancelled.

          All shares of Lycos Common Stock converted into shares of Lion Virginia Common Stock pursuant to Section 2.2(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares ("Lycos Common Certificate") shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Lion Virginia Common Stock into which such shares of Lycos Common Stock represented by such Lycos Common Certificate have been converted pursuant to Section 2.2(a) (such certificates following the Reincorporation Merger, the "Lion Virginia Common Certificates").

          Lycos and Lion Virginia shall take all requisite action such that, at the Reincorporation Effective Time, each option granted by Lycos to purchase shares of Lycos Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Lycos Common Stock and shall be converted automatically into an option to purchase a number of shares of Lion Virginia Common Stock equal to the number of shares of Lycos Common Stock subject to such option immediately prior to the Reincorporation Effective Time at an exercise price per share of Lion Virginia Common Stock equal to the exercise price per share of Lycos Common Stock in effect immediately prior to the Reincorporation Effective Time and otherwise subject to the terms of the Lycos Stock Plans (as defined in Section
4.2 of the Agreement) under which such options were issued and the agreements evidencing grants thereunder (including accelerated vesting provisions under such agreements evidencing grants thereunder or under any employment agreements between employees of Lycos and Lycos). The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option except that all references to Lycos shall be deemed to be references to Lion Virginia. Notwithstanding anything to the contrary herein, each option granted by Lycos to a non-employee director prior to the Reincorporation Effective Time shall be fully vested, to the extent not already vested, as of the Reincorporation Effective Time.

                                  ARTICLE III
                          MODIFICATIONS - TERMINATION

          Subject to the limitations of Section 13.1-718 of the Virginia State Corporation Act, this Plan of Merger may be amended, modified or abandoned at any time prior to the Reincorporation Effective Time by action of the Board of Directors of each of the parties hereto.

          IN WITNESS WHEREOF, Lion Virginia and Lycos have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                        LION VIRGINIA, INC.

                                        By:_________________________
                                        Name:
                                        Title:


                                        LYCOS, INC.

                                        By:_________________________
                                        Name:
                                        Title:

                                                                   EXHIBIT 6.4

Ladies and Gentlemen:

          I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Lycos, a Delaware corporation ("Lycos"), and I may in the future be deemed to be an "affili ate" of Lion Virginia, Inc., a Virginia corporation ("Lion Virginia"), as the term "affiliate" is de fined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Reorganization dated as of May 16, 2000 (the "Agreement"), between Terra Networks, S.A., a company organized under the laws of the Kingdom of Spain ("Terra"), and Lycos, Inc. ("Lycos"), Lycos will merge with and into Lion Virginia, with Lion Virginia surviving the merger, and thereafter, pursuant to a statutory share exchange under the Virginia Stock Corporation Act, Lion Virginia will become a wholly owned subsidiary of Terra. I have been further advised that as a result of the Agreement, I will receive shares of common stock of Lion Virginia ("Lion Virginia Common Stock") in the merger in exchange for shares of common stock of Lycos ("Lycos Common Stock") owned by me, and I will receive ordinary shares of Terra (or American Depositary Receipts representing such shares, "Terra Stock") in the statutory share exchange in exchange for shares of Lion Virginia Common Stock owned by me. All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Agreement.

          I represent, warrant and covenant to Terra that in the event that I receive any Terra Stock:

          a. I shall not make any sale, transfer or other disposition of the Terra Stock in violation of the Act or the Rules and Regulations.

          b. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Terra Stock to the extent I believed necessary with my counsel or counsel for Lycos

          c. I have been advised that the issuance of Terra Stock to me pursuant to the Agreement will be registered with the Commission under the Act on a Registration Statement on Form F-4. However, I have also been advised that, since at the time the Agreement will be submitted for a vote of the stockholders of Lycos I may be deemed to have been an affiliate of Lycos and the distribution by me of the Terra Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Terra Stock issued to me in the Agreement unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Terra, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          d. I understand that Terra is under no obligation to register the sale, transfer or other disposition of the Terra Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          I recognize and agree that the foregoing provisions also apply to
(i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

          It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect upon the later of delivery by the undersigned to Terra of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to Terra, or other evidence reasonably satisfactory to Terra, to the effect that a transfer of my shares of Terra Stock will not violate the Act or any of the rules and regulations of the SEC thereunder.

          Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Lycos as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.